Exhibit 10.7

LOAN SERVICING AGREEMENT
Dated and effective as of February 1, 2004
RWT HOLDINGS, INC.
(Owner)
and
GMAC MORTGAGE CORPORATION
(Servicer)

i

EXHIBITS

Exhibit A	Eligibility Criteria for Residential Mortgage Loans

Exhibit B	Reserved

Exhibit C	Mortgage File and Mortgage Loan Servicing File Contents

Exhibit D	Transfer Instructions

Exhibit E	Form of Limited Corporate Resolution

Exhibit F	Custodial Account Letter Agreement

Exhibit G	Escrow Account Letter Agreement

Exhibit H	Form of Remittance Schedule

Exhibit I	Servicer’s Responsibilities Upon Transfer of Servicing

Exhibit J	List of Reports

Exhibit K	Form of Custodial Agreement

Exhibit L	Reconstitution Form Opinion

LOAN SERVICING AGREEMENT
     THIS LOAN SERVICING AGREEMENT dated as of February 1st, 2004 (the “Agreement”) by and between RWT Holdings, Inc. and/or its assigns (“Owner”), a Delaware corporation with its principal office located at One Belvedere Place, #310 Mill Valley, California, 94941, and GMAC Mortgage Corporation, a Pennsylvania corporation with its principal office located at 100 Witmer Road, Horsham, PA 19044-0963 (“Servicer”).
Recitals
     A. Owner desires to retain Servicer from time to time to service certain residential mortgage loans that Owner may make or acquire; and
     B. Owner and Servicer desire to establish the terms and conditions on which Servicer shall service mortgage loans on behalf of Owner.
     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01 Definitions
     Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:
     “Agreement”: This Loan Servicing Agreement, including all exhibits hereto, and all amendments hereof and supplements hereto.
     “Ancillary Income”: All income derived from the Mortgage Loans other than servicing fees and prepayment fees, including without limitation late charges and other incidental fees and fees, commissions or expense reimbursements relating to the placement of insurance, and such other income defined as Ancillary Income in this Agreement.
     “Applicable Requirements”: As of the time of reference, with respect to the Mortgage Loans, REO Property and the servicing of the Mortgage Loans, all of the following: (i) all contractual obligations of Owner under the Mortgage Loan, for which Owner or, by virtue of this Agreement, Servicer is responsible for or at any time was or hereafter will be responsible; (ii) all applicable federal, state and local legal and regulatory requirements (including, without limitation, statutes, rules, regulations and ordinances and including the Privacy Requirements) binding upon Owner or Servicer; (iii) all other applicable requirements and guidelines of each governmental agency, board, commission, instrumentality and other governmental body or officer having jurisdiction; (iv) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions; (v), the applicable provisions of the Fannie Mae Servicing Guide for whole loan servicing that would apply if Fannie Mae were the Investor for such Mortgage Loans, to the extent not otherwise inconsistent with this Agreement; and (vi) Customary Servicing Procedures.
     “Assignment of Mortgage”: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form (but not recorded) that, when properly completed and recorded, is sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale of the Mortgage Loan to the Owner.
     “Assumed Principal Balance”: As to each Mortgage Loan as of any date of determination, (i) the principal balance of the Mortgage Loan outstanding as of the Determination Date after application of payments due on or before the Determination Date, whether or not received, minus (ii) all amounts previously distributed to the Owner with respect to the Mortgage Loan pursuant to Section 5.01 and representing payments or other recoveries of principal.
     “Business Day”: Any day other than (i) a Saturday or Sunday, (ii) a day on which banking or savings and loan institutions in the Commonwealth of Pennsylvania or the States of California, Iowa or Connecticut are authorized or obligated by law or executive order to be closed, or (iii) a day that is a company holiday at the location of the main offices of either Owner or Servicer.
     “Condemnation Proceeds”: All awards or settlements in respect of a taking of an entire Mortgaged Property by exercise of the power of eminent domain or condemnation.
     “Custodial Account”: The separate account or accounts created and maintained pursuant to Section 4.04.
     “Custodial Agreement”: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, a form of which is annexed hereto as Exhibit K.
     “Custodian”: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement as provided therein.
     “Customer Information”: Any personally identifiable information in any form (written electronic or otherwise) relating to a Mortgagor, including, but not limited to: a Mortgagor’s name, address, telephone number, Mortgage Loan number, Mortgage Loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information; the fact that the Mortgagor has a relationship with the servicer of such Mortgagor’s Mortgage Loan; and any other non-public personally identifiable information.
     “Customary Servicing Procedures”: Those mortgage servicing practices of mortgage lending institutions that service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgage Property is located, exercising the same care in performing those practices that the Servicer customarily employs and exercises in servicing and administering mortgage loans for its own account (including compliance with all applicable federal, state and local laws).
     “Cutoff Date”: The last Business Day of the month.

     “Determination Date”: The 15th day (or if such last day is not a Business Day, the Business Day immediately preceding such 15th day) of the month immediately preceding the related Remittance Date.
     “Due Date”: The day of the month on which each Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.
     “Due Period”: With respect to each Remittance Date, the period beginning on the second day of the month preceding the month of the Remittance Date, and ending on the first day of the month of the Remittance Date.
     “Effective Date”: The date that Servicer physically assumes in accordance with the Transfer Instructions.
     “Eligibility Criteria”: The eligibility criteria for residential mortgage loans to be delivered by Owner after the initial Effective Date to be serviced by Servicer under this Agreement, as specified in Exhibit A hereto, as the same may be amended from time to time with the mutual consent of both parties.
     “Eligible Depository Institution”: An account or accounts maintained with a depository institution which is acceptable to Fannie Mae for establishment of custodial accounts.
     “Eligible Investments”: Any one or more of the following obligations or securities:
     (i) obligations of or guaranteed as to principal and interest by the (a) United States, Freddie Mac, Fannie Mae or any agency or instrumentality of the United States when such obligations are backed by the full faith and credit of the United States; provided, that such obligations of Freddie Mac or Fannie Mae shall be limited to senior debt obligations and mortgage participation certificates except that investments in mortgage-backed or mortgage participation securities with yields evidencing extreme sensitivity to the rate of principal payments on the underlying mortgages shall not constitute Eligible Investments hereunder;
     (ii) repurchase agreements (which must be fully collateralized) on obligations specified in clause (i) maturing not more than one month from the date of acquisition thereof;
     (iii) federal funds, certificates of deposit, demand deposits, time deposits and bankers’ acceptances (which shall each have an original maturity of not more than 90 days and, in the case of bankers’ acceptances, shall in no event have an original maturity of more than 365 days or a remaining maturity of more than 30 days) denominated in United States dollars of any U.S. depository institution or trust company incorporated under the laws of the United States or any state thereof or of any domestic branch of a foreign depository institution or trust company;
     (iv) commercial paper (having original maturities of not more than 365 days) of any corporation incorporated under the laws of the United States or any state thereof which are rated at least A-1 or P-1 by S & P Corporation (“S & P”) and Moody’s Investor Services, Inc. (“Moody’s”), respectively;
     (v) obligations of major foreign commercial banks, limited to Eurodollar deposits, time deposits, certificate of deposits, bankers acceptances, Yankee Bankers acceptances and Yankee certificate of deposits;
     (vi) obligations of major foreign corporations limited to commercial paper, auction rate preferred stock, medium term notes, master notes and loan participations;
     (vii) money market funds comprised of securities described in the aforementioned clauses (i-iv) and having a stated policy of maintaining a set net asset value per share (a “Money Market Fund”). All Money Market Funds will conform to Rule 2a-7 of the Investment Company Act of 1940;
     (viii) GMAC Variable Denomination Demand Note Program which constitutes unsecured, senior debt obligations of General Motors Acceptance Corporation as outlined in the Prospectus dated March 31, 1995 (the “Demand Note Program”). Investments in the Demand Note Program are subject to:
     (a) GMAC’s short term unsecured debt must be rated (i) at least A-1 by S & P and at least P-2 by Moody’s or (ii) at least A-2 by S & P and at least P-1 by Moody’s; and
     (b) GMAC’s long term unsecured debt must be rated (i) not less than A- by S & P and (ii) not less than A3 by Moody’s;
provided, however, that no instrument shall be an Eligible Investment if it represents, either (1) the right to receive only interest payments with respect to the underlying debt instrument or (2) the right to receive both principal and interest payments derived from obligations underlying such instrument and the principal and interest with respect to such instrument provide a yield to maturity greater than 120% of the yield to maturity at par of such underlying obligations.
     “Escrow Account”: The separate account or accounts created and maintained pursuant to Section 4.06.
     “Escrow Payments”: The amounts constituting taxes, assessments, mortgage insurance premiums, fire and hazard insurance premiums and other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to any Mortgage Loan.
     “Event of Default”: Any one of the conditions or circumstances enumerated in Section 9.01.
     “Fannie Mae”: The Federal National Mortgage Association or any successor organization.
     “FDIC”: The Federal Deposit Insurance Corporation or any successor organization.
     “Fidelity Bond”: A fidelity bond required to be maintained by the Servicer pursuant to Section 4.13.

     “Freddie Mac”: The Federal Home Loan Mortgage Corporation or any successor organization.
     “GMAC”: GMAC Mortgage Corporation, a Pennsylvania corporation, its successors and assigns.
     “High Cost Loan”: A residential mortgage loan that is subject to the anti-predatory prohibitions of state or local laws and regulations by virtue of the loan’s high interest rate or total points and fees.
     “HOEPA”: The Home Ownership Equity Protection Act.
     “HUD”: The Department of Housing and Urban Development or any successor organization.
     “Index”: With respect to any Adjustable Rate Mortgage Loan, the index set forth in the applicable Mortgage Note which is added to the gross margin to determine the Mortgage Interest Rate on each interest adjustment date.
     “Insurance Proceeds”: Proceeds of any Primary Insurance Policy, title policy, hazard policy or other insurance policy covering a Mortgage Loan, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Customary Servicing Procedures or in accordance with the terms of the related Mortgage Loan or applicable law.
     “Investor”: An assign (including any trustee) of RWT Holdings, Inc.’s legal interest in a Mortgage Loan.
     “Liquidation Proceeds”: Cash, other than Insurance Proceeds, Condemnation Proceeds or REO Disposition Proceeds, received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of the Mortgage Loan, trustee’s sale, foreclosure sale or otherwise.
     “Loss Mitigation Activity”: To the extent not ordinary to the servicing function, an initiative taken by the Servicer (sometimes on cooperation with the Mortgagor), with the prior written consent of Owner if the Servicer reasonably expects the impact to the Owner to be greater than $5,000 (which consent shall be deemed to have been provided if no response from Owner is provided within ten (10) Business Days after written notice to Owner of Servicer’s intent to undertake such initiative), that might result in a less costly alternative to the Owner than foreclosure. Loss Mitigation Activity can include temporary forbearance, pre-sales, loan modifications, loan repayments, accepting a deed-in-lieu and deficiency judgments.
     “Monthly Payment”: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

     “Mortgage”: The mortgage, deed of trust or other instrument creating a first lien on or first priority ownership interest in an estate in fee simple, or a leasehold estate, in real property securing a Mortgage Note, including any rider incorporated by reference therein.
     “Mortgage File”: The items pertaining to a particular Mortgage Loan referred to in Exhibit C annexed hereto, which are delivered to the Custodian and not otherwise contained in the Mortgage Loan Servicing File, and any additional documents required to be added to the Mortgage File pursuant to this agreement.
     “Mortgage Interest Rate”: The annual rate at which interest accrues on any Mortgage Loan in accordance with the provisions of the related Mortgage Note.
     “Mortgage Loan”: An individual mortgage loan that is the subject of this Agreement, and those that are made subject to this Agreement after the initial Effective Date pursuant to the provisions specified herein.
     “Mortgage Loan Documents”: With respect to a Mortgage Loan, the original related Mortgage Note with applicable addenda, riders allonges or modifications, the original related Mortgage and the originals of any required addenda, riders allonges or modifications, the original related Assignment and any original intervening related Assignments, the original related title insurance policy, related PMI policy, if any, and the related appraisal report.
     “Mortgage Loan Remittance Rate”: With respect to each Mortgage Loan, the annual rate of interest remitted to the Owner, which shall be equal to the related Mortgage Interest Rate minus the Servicing Fee.
     “Mortgage Loan Servicing File”: With respect to each Mortgage Loan, the file retained by the Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Custodian and copies of the Mortgage Loan Documents listed in the Custodial Agreement the originals of which are delivered to the Custodian pursuant to Section 2.04 as more fully set forth in Exhibit C.
     “Mortgage Note”: The note or other evidence of the indebtedness of a Mortgagor secured by the related Mortgage.
     “Mortgaged Property”: The real property and improvements subject to a Mortgage, constituting security for repayment of the debt evidenced by the related Mortgage Note.
     “Mortgagor”: The obligor on a Mortgage Note.
     “New Loan Data File”: With respect to each Mortgage Loan delivered after the initial Effective Date by Owner to be serviced by Servicer under this Agreement, the data file produced by Owner pursuant to the Transfer Instructions that is used to enable Servicer to set up each Mortgage Loan on its servicing system.
     “Officers’ Certificate”: A certificate signed by the President, a Senior Vice President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Secretaries of the

Servicer, or by other duly authorized officers or agents of the Servicer, and delivered to the Owner as required by this Agreement.
     “Opinion of Counsel”: A written opinion of counsel, who may be salaried counsel employed by the Servicer.
     “Owner”: RWT Holdings, Inc. and/or its assigns.
     “P&I Advance”: As to any Mortgage Loan, any advance made by the Servicer pursuant to Section 5.03
     “Pass-Through Transfer”: The sale or transfer of some or all of the Mortgage Loans by the Owner to a trust to be formed as part of a publicly issued or privately placed mortgage-backed securities transaction.
     “Person”: Any individual, corporation, partnership, joint venture, association, joint-stock Servicer, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Prepayment Interest Shortfall”: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Principal Prepayment Period, an amount equal to the excess of one month’s interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance Rate) actually paid by the related Mortgagor with respect to such Principal Prepayment Period.
     “Primary Insurance Policy”: With respect to each Mortgage Loan, the primary policy of mortgage insurance in effect, or any replacement policy therefore obtained by the Servicer pursuant to Section 4.08.
     “Principal Prepayment”: Any payment or other recovery of principal on a Mortgage Loan, full or partial, which is received in advance of its scheduled Due Date, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.
     “Principal Prepayment Period”: The calendar month preceding the month of the applicable Remittance Date.
     “Privacy Requirements”: Means the obligations imposed by (i) Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq.; (ii) the applicable federal regulations implementing such act and codified at 12 CFR Parts 40, 216, 332, 573, and/or 16 CFR Part 313; (iii) Interagency Guidelines Establishing Standards For Safeguarding Borrower Information published in final form on February 1, 2001 (such final guidelines and/or rules the “Interagency Guidelines”) to establish and maintain an information Security Program; and (iv) other applicable federal, state and local laws, rules, regulations, and orders relating to the privacy and security of Customer Information, including the federal Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and similar state laws.

     “Qualified Insurer”: A mortgage guaranty insurance Insurer duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae or Freddie Mac.
     “Rating Agencies” or “Rating Agencies” means any nationally recognized statistical credit agency that at the time of any determination thereof has outstanding a rating on one or more classes of mortgage-backed securities or asset-backed securities at the request of any issuer of mortgage-backed securities or asset-backed securities.
     “Reconstitution”: Either a Whole Loan Transfer or a Pass-Through Transfer.
     “Reconstitution Date”: The date on which any or all of the Mortgage Loans serviced under this Agreement shall be removed from this Agreement and reconstituted as part of a Whole Loan Transfer or Pass Through Transfer pursuant to Section 10.03 hereof. The Reconstitution Date shall be such date designated by the Owner with thirty (30) days prior notice to Servicer.
     “Record Date”: The close of business of the last Business Day of the month preceding the month of the related Remittance Date.
     “REMIC”: A real estate mortgage investment conduit, as such term is defined by the Internal Revenue Code of 1986, as amended.
     “Remittance Date”: The 18th day of any month, beginning on the 18th day of the month after the month of the applicable Transfer Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding.
     “REO Disposition”: The final sale by the Servicer of a Mortgaged Property acquired by the Servicer in foreclosure or by deed in lieu of foreclosure.
     “REO Disposition Proceeds”: All amounts received with respect to an REO Disposition pursuant to Section 4.14.
     “REO Property”: A Mortgaged Property acquired by the Servicer through foreclosure or deed in lieu of foreclosure, as described in Section 4.14.
     “Servicer”: GMAC Mortgage Corporation, a Pennsylvania corporation, or its successor in interest or any successor to the Servicer under this Agreement appointed as herein provided.
     “Servicing Advances”: All customary, reasonable and necessary “out of pocket” costs and expenses incurred in the performance by the Servicer of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of REO Property pursuant to Section 4.14, and (d) compliance with the Servicer’s obligations described in Sections 4.08 and 4.10.
     “Servicing Compensation “: The amount of fees payable to the Servicer for the services provided in this Agreement.

     “Servicing Fee”: With respect to each Mortgage Loan, the amount the Owner shall pay to the Servicer, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the Assumed Principal Balance as of the first day of the related Due Period. The obligation of the Owner to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted hereunder) of Monthly Payments collected by the Servicer, or as otherwise provided hereunder.
     “Servicing Fee Rate”: The Servicing Fee Rate shall be 0.375%.
     “Servicing Officer”: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Servicer to the Owner upon request, as such list may from time to time be amended.
     “Servicing Rights”: With respect to each Mortgage Loan, any and all of the following: (a) all rights to service the Mortgage Loan; (b) all rights to receive servicing fees, additional servicing compensation (including without limitation any late fees, assumption fees, penalties or similar payments with respect to the Mortgage Loan, and income on escrow accounts or other receipts on or with respect to the Mortgage Loan, but excluding all prepayment penalties), reimbursements or indemnification for servicing the Mortgage Loan, and any payments received in respect of the foregoing and proceeds thereof; (c) the right to collect, hold and disburse escrow payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected with respect thereto and to receive interest income on such amounts to the extent permitted by applicable law; (d) all accounts and other rights to payment related to any of the property described in this paragraph; (e) possession and use of any and all Mortgage Loan Servicing Files pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans; (f) all rights and benefits relating to the direct solicitation of the related Mortgagors for products and services or modification of the Mortgage Loans and attendant right, title and interest in and to the list of such Mortgagors and data relating to their respective Mortgage Loans; (g) all rights, powers and privileges incident to any of the foregoing; and (h) all agreements or documents creating, defining or evidencing any of the foregoing rights to the extent they relate to such rights.
     “Transfer Instructions”: The instructions set forth on Exhibit D, detailing the procedures pursuant to which Servicer and Owner shall effect the assumption of the servicing obligations by Servicer, as the same may be amended or supplemented from time to time with respect to Mortgage Loans delivered on or after the initial Effective Date to be serviced by Servicer under this Agreement.
     “WILMA File”: A schedule annexed to each New Loan Data File as specified in the Transfer Instructions.
     “Whole Loan Transfer”: Any sale or transfer of some or all of the Mortgage Loans by the Owner to a third party, which transfer is not a Pass Through Transfer.

ARTICLE II
POSSESSION OF MORTGAGE LOAN SERVICING FILES
Section 2.01 Servicing of Mortgage Loans.
     From and after each related Effective Date, the Servicer does hereby agree to service the Mortgage Loans on behalf of the Owner pursuant to the terms of this Agreement. The rights of the Owner to receive payments with respect to the Mortgage Loans shall be as set forth in this Agreement. Servicer shall be deemed to be the owner of the Servicing Rights.

Section 2.02	Conveyance of Mortgage Loan Servicing Files; Possession of Mortgage Loan Servicing Files.
     The Owner shall deliver the Mortgage Loan Servicing Files to the Servicer in accordance with the Transfer Instructions. The contents of each Mortgage Loan Servicing File are and shall be held in trust by the Servicer for the benefit of the Owner as the owner thereof and the Servicer’s possession of each Mortgage Loan Servicing File so retained is at the will of the Owner for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Servicer is in a custodial capacity only. The Mortgage Loan Servicing File may be retained in microfilm, microfiche, optical storage or magnetic media in lieu of hard copy. The Servicer shall maintain records confirming the Owner’s ownership interest in the Mortgage Loan Servicing File. The Servicer shall release from its custody the contents of any Mortgage Loan Servicing File only in accordance with written instructions from the Owner, unless such release is required as incidental to the Servicer’s servicing of the Mortgage Loans. Owner may request the release of the contents of any Mortgage Loan Servicing File at any time; Servicer shall deliver the requested contents within five (5) business days of its receipt of Owner’s written request, and Owner shall reimburse Servicer for Servicer’s reasonable out of pocket expenses in connection with such delivery.
Section 2.03 Books and Records.
     Record title to each Mortgage and the related Mortgage Note shall continue in the name of the Owner, provided, however, that, subject to Customary Servicing Procedures, Servicer shall have no responsibility or liability under this Agreement for acts, errors or omissions resulting from Servicer’s lack of record title in each Mortgage and the related Mortgage Notes. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with a Mortgage Loan shall be held by the Servicer in trust for the benefit of the Owner as the owner of the Mortgage Loans, subject to subsequent deduction of amounts to which the Servicer is entitled pursuant to the terms of this Agreement.
Section 2.04 Custodial Agreement: Delivery of Documents.
     The Owner shall deliver to the Custodian those Mortgage Loan Documents as required by Exhibit C to this Agreement with respect to each Mortgage Loan. The Custodian will certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Owner will be responsible for the fees and expenses of the Custodian.
     The Servicer shall forward to the Custodian original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 within one (1) week of their execution, provided, however, that the Servicer shall provide the Custodian with a certified true copy of any such document submitted for recordation within ten (10) days of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty days of its submission for recordation.
Section 2.05 Tax Service/Flood Service.
     The Servicer shall obtain, at Owner’s cost and expense, a valid fully paid, freely transferable, life of loan, tax service contract and flood service contract for each Mortgage Loan with a vendor selected by the Servicer as specified in the Transfer Instructions. If Owner delivers, or causes to be delivered, existing tax service contracts or flood service contracts for any Mortgage Loan, the Servicer may convert such contracts, at Owner’s cost and expense, to one issued by the vendor selected by Servicer.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.01 General Representations and Warranties of the Servicer and Owner.
     Each of the Servicer and Owner hereby represents and warrants to the other that, as of the initial and each Effective Date:
     (a) Due Organization and Authority. With respect to Servicer, it is a corporation duly organized, validly existing and in good standing under the laws of the state of incorporation and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by it, and in any event it is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement. With respect to Owner, it is a corporation, organized, existing and in good standing under the laws of the State of Delaware. With respect to each, it has the full corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby have been duly and validly authorized; With respect to each, this Agreement evidences the valid, binding and enforceable obligation of it; and all requisite corporate action has been taken by it to make this Agreement valid and binding upon it in accordance with its terms;
     (b) No Conflicts. Neither the execution and delivery of this Agreement, or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with or result in a breach of any of its terms, articles of incorporation or by-laws or any legal restriction or any agreement or instrument to which it is now a party or by which it is bound, or constitute a default or result in the violation of any law, rule, regulation, order, judgment or decree to which it or its property is subject;
     (c) Ability to Service. With respect to the Servicer only, the Servicer is an approved seller/servicer of conventional residential mortgage loans for Fannie Mae or Freddie Mac, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Servicer is in good standing to service mortgage loans for Fannie Mae or Freddie Mac and no event has occurred with respect to the Servicer which would make the Servicer unable to comply with eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;
     (d) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against it which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of it, or in any material impairment of the right or ability of it to carry on its business substantially as now conducted, or in any material liability on the part of it, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be contemplated herein, or which would be likely to impair materially the ability of it to perform under the terms of this Agreement; and
     (e) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by it of or compliance by it with this Agreement, or if required, such approval has been obtained prior to the applicable Effective Date.
Section 3.02 Representations, Warranties and Covenants of Owner.
     The Owner hereby represents and warrants as of the applicable Effective Date with respect to each Mortgage loan, and covenants to the Servicer that:
     (a) Mortgage Loans as Described. The information set forth in WILMA File attached to each New Loan Data File is true and correct in all material respects.
     (b) Delivery of Books and Records. Owner will, on or before the applicable Effective Date, deliver, or cause to be delivered, to the Servicer or any custodian, as applicable, all of the books, records, data, files and Mortgage Loan Servicing Files, including records on microfiche or its equivalent, reasonably required by the Servicer to document and service each Mortgage Loan; such books, records, data, files and documents shall contain all of the items (including but not limited to hazard insurance policies, flood insurance policies and private mortgage insurance policies) which are required by applicable law and Customary Servicing Procedures to service the Mortgage Loans, are true, accurate and complete in all material respects.
     (c) Flood Insurance. If any of the Mortgage Loans are secured by Mortgaged Properties located in Federal Emergency Management Agency designated flood areas, then (to the extent required by Applicable Requirements) flood insurance policies are or will be in full force and effect in the amounts required by Owner under Applicable Requirements.
     (d) Hazard Insurance. All Mortgaged Properties are insured against fire and have extended coverage insurance in the amounts required by [Fannie Mae]; all insurance premiums on such insurance policies have been or will have been paid in a timely manner; and there have been no fire losses on the Mortgaged Properties where Owner’s estimate of loss is materially greater than the net recovery from the fire insurance carrier. To Owner’s knowledge, there have been no fire losses on the Mortgaged Properties as to which there is a pending coinsurance claim.
     (e) High Cost Loans. No Mortgage Loan is a High Cost Loan or subject to HOEPA.
     (f) Tax Contracts. All Mortgage Loans have a fully paid, freely transferable tax service contract. If a tax service contract is not provided, Owner shall reimburse Servicer for its cost to obtain such a contract. Owner shall reimburse Servicer for any expenses incurred for transferring existing tax contracts.
Section 3.03 Survival.
     The representations and warranties of the Owner and the Servicer in this Article III shall survive the applicable Effective Date.
ARTICLE IV
ADMINISTRATION AND SERVICING OF MORTGAGE LOANS
Section 4.01 Standards of Servicer.
     The Servicer, as independent contract servicer, shall service and administer the Mortgage Loans for the benefit of the Owner in accordance with the terms of this Agreement, Applicable Requirements and in conformity with Customary Servicing Procedures. In performing its obligations hereunder, the Servicer shall exercise no less than the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account, but shall perform such obligations without regard to the Servicer’s obligation to make Servicing Advances, or to the Servicer’s right to receive compensation for its services hereunder.
     From and after the initial Effective Date, the Servicer shall assume responsibility under this Agreement to service and administer additional Mortgage Loans upon the delivery, in accordance with the Transfer Instructions, of the related New Loan Data File and all related Mortgage Loan documentation by the Owner, provided that any new Mortgage Loans that the Owner desires to make subject to this Agreement meet the Eligibility Criteria then in effect. The Owner shall provide the New Loan Data File for each Mortgage Loan to the Servicer promptly upon purchase or origination of the Mortgage Loan by the Owner, as specified in the Transfer Instructions. The Owner shall notify the Servicer of any changes in the information contained in the New Loan Data File as specified in the Transfer Instructions. The Owner agrees to provide the Servicer, within two (2) Business Days after the Servicer’s request, copies of the Mortgage Note, the Mortgage or any other documents the Owner has with respect to a Mortgage Loan that the Servicer deems reasonably necessary in connection with its performance of the servicing of said Mortgage Loan. The Servicer shall cooperate with the Owner in connection with any transfer of the Servicing Rights with respect to the Mortgage Loans.
     Subject to the above-described servicing standards, the specific requirements and prohibitions of this Agreement and the respective Mortgage Loans, and the provisions of any Primary Insurance Policy and applicable law, the Servicer shall have full power and authority, acting alone, to do any and all things in connection with such servicing and administration which the

Servicer may deem necessary or desirable. Without limiting the generality of the foregoing, the Servicer shall, and is hereby authorized and empowered to (i) execute and deliver on behalf of itself and the Owner, any and all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loan and with respect to the Mortgaged Property and (ii) waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to the related Mortgagor if in the Servicer’s reasonable and prudent determination such waiver, modification, postponement or indulgence is in the interests of the Owner and is not prohibited by a Primary Insurance Policy; provided, however, that the Servicer may not, unless it has obtained the consent of the Owner, permit any modification with respect to any Mortgage Loan that would vary the Mortgage Interest Rate, defer or forgive the payment of interest or of any principal, reduce the outstanding principal amount (other than as a result of its actual receipt of payment of principal on), extend the final maturity date of such Mortgage Loan, or accept substitute or additional collateral or release any collateral for a Mortgage Loan. Notwithstanding anything to the contrary in the this Agreement, in the event of a Pass-Through Transfer for which Servicer continues to service any Mortgage Loan, the Servicer shall not make or permit any modification, waiver or amendment of any term of a Mortgage Loan that could cause any REMIC holding such Mortgage Loan to fail to qualify as a REMIC or result in the imposition of any tax under Section 860F(a) or 860G(d) of the Code on any REMIC holding such Mortgage Loan. The Owner shall furnish the Servicer with a corporate resolution executed by the Board of Directors of Owner and appointing certain employees of Servicer to be officers of Owner for the limited purpose of executing certain documents in connection with Servicer’s performance of its obligations under this Agreement, in the form of Exhibit E hereto, no later than the initial Effective Date and if reasonably required by the Servicer, such other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement.
     The Servicer shall perform all of its servicing responsibilities hereunder and may cause a subservicer to perform any of its responsibilities on its behalf, but the use by the Servicer of a subservicer shall not release the Servicer from any of its obligations hereunder and the Servicer shall remain responsible hereunder for all acts and omissions of each subservicer as fully as if such acts and omissions were those of the Servicer. The Servicer shall pay all fees and expenses of each subservicer from its own funds.
     At the cost and expense of the Servicer, without any right of reimbursement from the Custodial Account, the Servicer shall be entitled to terminate the rights and responsibilities of a subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Servicer, at the Servicer’s option, from electing to service the related Mortgage Loans itself. In the event that the Servicer’s responsibilities and duties as servicer under this Agreement are terminated pursuant to Section 8.03, 9.01 or 10.01, and if requested to do so by the Owner, the Servicer shall at its own cost and expense terminate the rights and responsibilities of each subservicer effective as of the date of termination of the Servicer. The Servicer shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of each subservicer from the Servicer’s own funds without reimbursement from the Owner.

     Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Servicer and a subservicer or any reference herein to actions taken through a subservicer or otherwise, the Servicer shall not be relieved of its obligations to the Owner and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Servicer shall be entitled to enter into an agreement with a subservicer for indemnification of the Servicer by the subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.
     Any subservicing agreement, and any other transactions or services relating to the Mortgage Loans involving a subservicer shall be deemed to be between such subservicer and Servicer alone, and the Owner shall have no obligations, duties or liabilities with respect to such subservicer including no obligation, duty or liability of Owner to pay such subservicer’s fees and expenses. For purposes of distributions and advances by the Servicer pursuant to this Agreement, the Servicer shall be deemed to have received a payment on a Mortgage Loan when a subservicer has received such payment.
Section 4.02 Liquidation of Mortgage Loans; Servicing Advances and Foreclosure.
     If any payment due under any Mortgage Loan and not postponed pursuant to Section 4.01 is not paid when the same becomes due and payable, or if the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Servicer shall take such action as it shall deem to be in the best interests of the Owner. If any payment due under any Mortgage Loan and not postponed pursuant to Section 4.01 remains delinquent for a period of 90 days or more, the Servicer shall (a) act in the best interests of the Owner, and such action may include the commencement of foreclosure proceedings or the sale of such Mortgage Loan, (b) if the Servicer commences foreclosure proceedings, notify the Owner thereof on the monthly remittance report delivered pursuant to Section 5.02 on the first Remittance Date following such commencement and (c) respond to reasonable inquiries of the Owner with respect to the Mortgage Loan or related REO Property. Notwithstanding the foregoing, the Servicer may not sell a delinquent Mortgage Loan unless it has obtained the consent of the Owner. The Owner may instruct the Servicer to commence foreclosure proceedings on any Mortgage Loan for which any payment remains delinquent for a period of 120 days or more. If the Servicer has commenced foreclosure proceedings, it shall notify the Owner as above provided and thereafter periodically advise the Owner of the status of the foreclosure proceedings and follow the Owner’s instructions in connection therewith.
     Whether in connection with the foreclosure of a Mortgage Loan or otherwise and prior to such time as title to such Mortgaged Property is liquidated, the Servicer shall from its own funds make all necessary and proper Servicing Advances; provided, however, that the Servicer is not required to make a Servicing Advance unless the Servicer determines in the exercise of its good faith reasonable judgment that such Servicing Advance would ultimately be recoverable from REO Dispositions, Insurance Proceeds or Condemnation Proceeds (with respect to each of which the Servicer shall have the priority described in Section 4.05 for purposes of withdrawals from the Custodial Account). In the event that any Servicing Advance or any commitment to pay a Servicing Advance in connection with any Mortgage Loan exceeds $5,000, the Servicer shall secure the written approval of the Owner.

     Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall have no obligation to commence foreclosure proceedings or obtain title to Mortgage Property securing a Mortgage Loan as a result of or in lieu of foreclosure or otherwise if (i) such Mortgage Loan is subject to the HOEPA or any regulations related thereto, (ii) such Mortgage Loan qualifies as a High Cost Loan under a state anti-predatory lending law or regulation, or (iii) a Mortgaged Property is contaminated by hazardous or toxic substances or wastes. If the Owner requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Owner’s expense. Upon completion of the inspection, the Servicer shall promptly provide the Owner with a written report of the environmental inspection. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Owner directs the Servicer to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse the Servicer, the Servicer shall be entitled to be reimbursed from amounts in the Custodial Account pursuant to Section 4.05 hereof. In the event the Owner directs the Servicer not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed for all Servicing Advances made with respect to the related Mortgaged Property from the Custodial Account pursuant to Section 4.05 hereof.
Section 4.03 Collection of Mortgage Loan Payments.
     Continuously from the date hereof until the principal and interest on all Mortgage Loans are paid in full, the Servicer will use reasonable efforts, in accordance with this Agreement, to collect all payments due under each of the Mortgage Loans when the same shall become due and payable, and will take reasonable care in ascertaining and estimating annual taxes, assessments, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in any Mortgage, will become due and payable in order that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.
Section 4.04 Establishment of Custodial Account; Deposits in Custodial Account.
     The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan and REO Property separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts (collectively, the “Custodial Account”), in the form of time deposit or demand accounts. The Custodial Account shall be established with an Eligible Depository Institution. The creation of any Custodial Account shall be evidenced by a letter agreement in the form of Exhibit F hereto. A copy of such certification or letter agreement shall be furnished to the Owner upon request.
     The Servicer shall deposit in a mortgage clearing account on a daily basis and in the Custodial Account no later than the second Business Day thereafter and retain therein:
     (i) all scheduled payments due and collected under the Mortgage Note after the Effective Date on account of principal, including Principal Prepayments collected after the Effective Date (and with respect to each full or partial Principal Prepayment, any

Prepayment Interest Shortfall to the extent of the Servicer’s aggregate Servicing Fee received with respect to the related Prepayment Period), on the Mortgage Loans;
     (ii) all payments collected on account of interest on the Mortgage Loans;
     (iii) all Liquidation Proceeds;
     (iv) all Insurance Proceeds, including amounts required to be deposited pursuant to Section 4.10 and Section 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Customary Servicing Procedures, the Mortgage Loan documents or applicable law;
     (v) all Condemnation Proceeds with respect to any Mortgaged Property which are not released to the Mortgagor in accordance with Customary Servicing Procedures, the Mortgage Loan documents or applicable law;
     (vi) any P&I Advances; and
     (vii) any amount required to be deposited in the Custodial Account pursuant to Sections 4.01, 4.11, 4.14, 4.17, 5.01 and 6.02.
The foregoing requirements for deposit in the Custodial Account shall be exclusive. Any interest paid and investment income on funds deposited in the Custodial Account by the Eligible Depository Institution shall accrue to the benefit of the Servicer and shall be considered Ancillary Income (excluding prepayment penalties) payable in accordance with the terms of this Agreement. Payments in the nature of late payment charges, fees for special services provided to a Mortgagor, assumption fees and all other Ancillary Income may be retained by the Servicer and do not need to be deposited in the Custodial Account..
     The Servicer may invest the funds in the Custodial Account in Eligible Investments designated in the name of the Servicer for the benefit of the Owner, which shall mature not later than the Business Day next preceding the Remittance Date next following the date of such investment (except that (i) any investment in the institution with which the Custodial Account is maintained may mature on such Remittance Date and (ii) any other investment may mature on such Remittance Date if the Servicer shall advance funds on such Remittance Date, pending receipt thereof to the extent necessary to make distributions to the Owner) and shall not be sold or disposed of prior to maturity. Notwithstanding anything to the contrary herein and above, all income and gain realized from any such investment shall be for the benefit of the Servicer and shall be considered Ancillary Income payable in accordance with the terms of this Agreement. The amount of any losses incurred in respect of any such investments shall be deposited in the Custodial Account by the Servicer out of its own funds immediately as realized.
Section 4.05 Withdrawals From the Custodial Account.
     The Servicer shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

     (i) to make payments to the Owner in the amounts and in the manner provided for in Section 5.01;
     (ii) to reimburse itself for P&I Advances, the Servicer’s right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan that represent payments of principal and/or interest respecting which any such P&I Advance was made;
     (iii) to reimburse itself first for unreimbursed Servicing Advances and second for unreimbursed P&I Advances, the Servicer’s right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds and such other amounts as may be collected by the Servicer from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Servicer’s right thereto shall be prior to the rights of the Owner;
     (iv) to reimburse itself for unreimbursed Servicing Advances and advances of Servicer funds made pursuant to Section 5.03 of this Agreement to the extent that such amounts are nonrecoverable by the Servicer pursuant to subclause (iii) above
     (v) to reimburse itself for all expenses necessary for the proper operation, management and maintenance of each REO Property, including the cost of maintaining any hazard insurance pursuant to Section 4.10 and the fees of any managing agent of the Servicer or a subservicer, it being understood that, in the case of any such expenditure or withdrawal related to a particular REO Property, the amount of such expenditure or withdrawal from the Custodial Account shall be limited to amounts on deposit in the Custodial Account with respect to the related REO Property;
     (vi) to pay itself with respect to each Mortgage Loan the Servicing Compensation pursuant to Section 6.03;
     (vii) to transfer funds to another Eligible Depository Institution in accordance with Section 4.09 hereof;
     (viii) to remove funds inadvertently placed in the Custodial Account in error by the Servicer; and
     (ix) to clear and terminate the Custodial Account upon the termination of this Agreement.
     On each Remittance Date, the Servicer shall withdraw all funds from the Custodial Account. The Servicer may use such withdrawn funds only for the purposes described in this Section 4.05.
Section 4.06 Establishment of Escrow Account; Deposits in Escrow Account.
     The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts (collectively, the “Escrow Account”), in the form of time deposit or demand accounts. The Escrow Account shall be established with an Eligible Depository Institution. The creation of any Escrow Account shall be evidenced by a letter agreement in the form of Exhibit G hereto. Upon request, the Servicer shall provide the Owner with a copy of a letter agreement evidencing the establishment of each Escrow Account.
     The Servicer shall deposit in a mortgage clearing account on a daily basis and no later than the second Business Day thereafter in the Escrow Account and retain therein: (i) all Escrow Payments held or collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement, (ii) all Insurance Proceeds that are to be applied to the restoration or repair of any Mortgaged Property and (iii) all revenues received with respect to the management, conservation, protection and operation of the REO Properties pursuant to Section 4.14. The Servicer shall make withdrawals therefrom only to effect such payments as are required under this Agreement, and for such other purposes as shall be set forth in or in accordance with Section 4.07. Any interest paid on funds deposited in an Escrow Account by the Eligible Depository Institution other than interest on escrowed funds required by law to be paid to the Mortgagor shall accrue to the benefit of the Servicer and shall be considered Ancillary Income payable in accordance with the terms of this Agreement. To the extent required by law, the Servicer shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes.
Section 4.07 Withdrawals From Escrow Account.
     Withdrawals from the Escrow Account may be made by the Servicer only (a) to effect timely payments of taxes, assessments, Primary Insurance Policy premiums, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage, (b) to reimburse the Servicer for any Servicing Advance made by Servicer pursuant to Sections 4.08 and 4.10 hereof with respect to a related Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder, (c) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan, (d) upon default of a Mortgagor or in accordance with the terms of the related Mortgage Loan and if permitted by applicable law, for transfer to the Custodial Account of such amounts as are to be applied to the indebtedness of a Mortgage Loan in accordance with the terms thereof, (e) for application to restoration or repair of the Mortgaged Property, (f) to pay to the Owner in accordance with the terms of this Agreement , or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account, (g) to deposit into the Custodial Account the funds required to be deposited therein pursuant to Section 4.14, (h) to pay to itself amounts to which it is entitled pursuant to Section 4.14, (i) to remove funds inadvertently placed in an Escrow Account in error by the Servicer, (j) to transfer funds to another Eligible Depository Institution in accordance with Section 4.09 hereof or (k) to clear and terminate the Escrow Account upon the termination of this Agreement.
Section 4.08 Payment of Taxes, Insurance and Other Charges.
     With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of taxes, assessments, and other charges for which an escrow is maintained and the status of Primary Insurance Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that a Mortgage does not provide for Escrow Payments, or the Servicer has waived the escrow of Escrow Payments or the Servicer is prohibited by applicable state law from requiring the escrow of Escrow Payments, the Servicer shall use commercially reasonable efforts to seek to determine that any such payments are made by the Mortgagor. The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of each Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make Servicing Advances from its own funds to effect such payments, subject to reimbursement pursuant to Section 4.07 hereof.
Section 4.09 Transfer of Accounts.
     The Servicer may from time to time transfer the Custodial Account and the Escrow Account to an Eligible Depository Institution, provided that the Servicer provides written notice of such transfer within 14 Business Days thereafter.
Section 4.10 Maintenance of Hazard Insurance.
     The Servicer shall cause to be maintained for each Mortgage Loan, fire and hazard insurance with extended coverage customary in the area where the Mortgaged Property is located, in an amount which is, subject to applicable law, at least equal to the lesser of (i) the maximum insurable value of the improvements securing the related Mortgage Loan and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan and (b) the minimum amount necessary to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, and that has federally-mandated flood insurance requirements (and such flood insurance has been made available) the Servicer will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the full insurable value of the Mortgaged Property, or (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, each as amended. The Servicer shall also maintain on any REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, each as amended, flood insurance in an amount required above. Any amounts collected by the Servicer under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the related Mortgaged Property, REO Property, or released to the Mortgagor in accordance with Customary Servicing Procedures or in accordance with the terms of the Mortgage Loan or applicable law) shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no earthquake or other additional insurance need be required by the Servicer of any Mortgagor or maintained on property acquired in respect of a Mortgage Loan, other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. All policies required hereunder shall be endorsed with standard mortgagee clauses with loss payable to the Servicer, its successors and its assigns, or, upon request of the Owner, to the Owner, and shall provide for at least 30 days prior written notice to the Servicer of any cancellation thereof. The Servicer shall not accept or obtain any such insurance policy from an insurance company that does not at that time maintain a General Policy Rating of B-III or better in Best’s Key Rating Guide. Servicing Advances made under this Section 4.10 shall be eligible for reimbursement pursuant to Section 4.10 hereof.
Section 4.11 Maintenance of Blanket Insurance Policy.
     If the Servicer obtains and maintains a blanket insurance policy that is issued by an insurer generally acceptable to Fannie Mae and Freddie Mac and that insures against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the coverage required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, the Servicer shall be deemed to have satisfied its obligations as set forth in Section 4.10. Such policy may contain a clause providing for a reasonable deductible, in which case the Servicer shall, if there shall not have been maintained on the related Mortgaged Property a policy complying with Section 4.10, and if there shall have been a loss that would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause.
Section 4.12 Maintenance of Mortgage Impairment Insurance Policy.
     The Servicer may satisfy its obligations under Section 4.10 and 4.11 pertaining to physical storage of insurance policies and general policy rating requirements by maintaining a mortgage impairment or other form of blanket policy that will protect the Servicer and/or Owner in the event of uninsured loss, insolvency of an insurance carrier or any other loss normally to be covered by a mortgage impairment policy. It is agreed that any expense incurred by the Servicer in maintaining any such insurance shall be borne by the Servicer. This shall be deemed to include any loss or any expense as a result of a deductible clause in such a policy.
Section 4.13 Fidelity Bond; Errors and Omissions Insurance.
     The Servicer at its own expense shall maintain with responsible companies throughout the term of this Agreement a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage on all officers, employees and other individuals acting on behalf of the Servicer in connection with its activities under this Agreement. The amount of coverage shall be at least equal to the coverage that would be required of the Servicer by Fannie Mae or Freddie Mac, if the Servicer were servicing the Mortgage Loans for Fannie Mae or Freddie Mac, and such policy shall be issued by a company that is acceptable to Fannie Mae or Freddie Mac. The Fidelity Bond and errors and omissions insurance shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure the Servicer against losses caused by such individuals, including losses from forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such individuals. Such Fidelity Bond shall also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.13 requiring such fidelity bond and errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement.
Section 4.14 Title, Management and Disposition of REO Property.
     Subject to Section 4.02, if title to a Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Servicer or its nominee, in either case as nominee, for the benefit of the Owner on the date of acquisition of title (the “REO Owner”); provided, however, that the Servicer shall not be required to take title in its own name if it reasonably determines that such record ownership could harm the interests of the Owner or the Servicer. In the event the Servicer is not authorized or permitted or elects not to hold title to real property in the state in which the REO Property is located, or would be adversely affected under the “doing business” or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Servicer, at expense of the REO Owner, from an attorney duly licensed to practice law in the state where the REO Property is located. The Person or Persons holding such title other than the REO Owner shall acknowledge in writing that such title is being held as nominee for the REO Owner.
     In the event of a Pass-Through Transfer for which Servicer continues to service any Mortgage Loan, the REO Property must be sold within three years following the end of the calendar year of the date of acquisition if a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, unless (i) the Purchaser shall have been supplied with an Opinion of Counsel (at the Owner’s expense) to the effect that the holding by the related trust of such Mortgaged Property subsequent to such three-year period (and specifying the period beyond such three-year period for which the Mortgaged Property may be held) will not result in the imposition of taxes on “prohibited transactions” of the related trust as defined in Section 860F of the Code, or cause the related REMIC to fail to qualify as a REMIC, in which case the related trust may continue to hold such Mortgaged Property (subject to any conditions contained in such Opinion of Counsel), or (ii) the Purchaser (at the Owner’s expense) or the Servicer shall have applied for, prior to the expiration of such three-year period, an extension of such three-year period in the manner contemplated by Section 856(e)(3) of the Code, in which case the three-year period shall be extended by the applicable period. If a period longer than three years is permitted under the foregoing sentence and is necessary to sell any REO Property, the Servicer shall report monthly to the Purchaser as to progress being made in selling such REO Property.
     Notwithstanding any other provision of this Agreement, if a REMIC election has been made, no Mortgaged Property held by a REMIC shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of the related trust or sold in such a manner or pursuant to any terms that would (i) cause such Mortgaged Property to fail to qualify at any time as “foreclosure property” within a meaning of Section 860G(a)(8) of the Code, (ii) subject to the related trust to the imposition of any federal or state income taxes on “net income from foreclosure property” with respect to such Mortgaged Property within the meaning of Section 860G(c) of the Code, or (iii) cause the sale of such Mortgaged Property to result in the receipt by the related trust or any income from non-permitted assets as described in Section 860F(a) (2)(B) of the

Code, unless the Servicer has agreed to indemnify and hold harmless the related trust with respect to the imposition of any such taxes.
     The Servicer, either itself or through an agent selected by the Servicer, shall manage, conserve, protect and operate each REO Property for the REO Owner solely for the purpose of its prompt disposition and sale, and in same manner that it would be required to manage, conserve, protect and operate foreclosed property for its own account (subject to the condition described in the second paragraph of Section 4.02); provided, however, that the Servicer’s obligations with respect to such REO Property shall in no way limit the right of the REO Owner to assume responsibility for the maintenance and sale of properties obtained through foreclosure proceedings or through other means in lieu of foreclosure proceedings. The Servicer shall attempt to sell the same (and may temporarily rent the same) on such terms and conditions as the Servicer deems to be in the reasonable interest of the REO Owner in accordance with Customary Servicing Procedures. If Owner has notified the Servicer in writing that an REO Property is held as part of a REMIC, the Servicer will make reasonable efforts to sell such REO Property within the time necessary to preserve such REMIC status as advised by Owner in the notice thereof.
     The Servicer shall cause to be deposited in the Escrow Account, on a daily basis upon receipt thereof, all revenues received with respect to the conservation and disposition of the related REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of the related REO Property, including the cost of maintaining any hazard insurance pursuant to Section 4.10 hereof and the fees of any managing agent acting on behalf of the Servicer. Any disbursement in excess of $5,000 shall be made only with the written approval of the REO Owner. For purposes of the preceding sentence, any approval given by the Owner shall constitute approval by the REO Owner. On or before each Determination Date, the Servicer shall withdraw from the Escrow Account and deposit into the Custodial Account the net income from the REO Property on deposit in the Escrow Account less any reserves required to be maintained in the Escrow Account from time to time to satisfy reasonably anticipated expenses. The Servicer shall furnish to the Owner on each Remittance Date, an operating statement for each REO Property covering the operation of each REO Property for the previous month and the Servicer’s efforts in connection with the sale of that REO Property. Such statement shall be accompanied by such other information as the Owner shall reasonably request.
     Each REO Disposition shall be carried out by the Servicer at such price, and upon such terms and conditions, as the Servicer deems to be in the reasonable interests of the REO Owner consistent with Customary Servicing Procedures; provided, however, that the Servicer, prior to any such disposition, shall notify the REO Owner in writing of such price, terms and conditions and shall proceed with such disposition only if the Servicer is not otherwise directed by the REO Owner in a writing delivered to the Servicer not later than the tenth Business Day following the Servicer’s delivery of such notice to the REO Owner. For purposes of the preceding sentence, any direction given by the Owner shall constitute a direction by the REO Owner. If upon the acquisition of title to the Mortgaged Property by foreclosure sale or deed in lieu of foreclosure or otherwise, there remain outstanding unreimbursed P&I Advances pursuant to Section 5.03 with respect to the Mortgage Loan or if, upon liquidation as provided in this Section 4.14, there remain outstanding any unreimbursed Servicing Advances with respect to the Mortgaged Property or the Mortgage Loan, the Servicer shall be entitled to reimbursement from the proceeds received in connection with the disposition of the Mortgaged Property, and from the Owner if such proceeds are insufficient, for any related unreimbursed Servicing Advances or related unreimbursed P&I Advances pursuant to Section 5.03. On the Remittance Date immediately following the Principal Prepayment Period in which REO Disposition Proceeds are received, the net cash proceeds of such REO Disposition shall be distributed to the REO Owner. In the event that the Servicer is billed for expenses related to an REO Property subsequent to the date on which the net cash proceeds of such REO Disposition are distributed to the REO Owner, the Servicer shall pay such expenses and shall thereupon be entitled to reimburse itself therefore by withdrawing the amount of such expenses from the Custodial Account.
Section 4.15 Transfer Notices.
     (a) Within fifteen (15) days before the applicable Effective Date with respect to the Mortgage Loans, the Owner shall cause any required notices (“Goodbye Letters”) to the Mortgagors of the transfer of the servicing function contemplated herein to be delivered to the Mortgagors. Such Goodbye Letters shall be prepared and delivered by or on behalf of the Owner in accordance with applicable law and the Transfer Instructions. Within fifteen (15) days before the applicable Effective Date with respect to the Mortgage Loans, the Servicer shall cause any required notices (“Hello Letters”) to the Mortgagors of the Servicer’s assumption of the servicing function contemplated herein to be delivered to the Mortgagors. Such Hello Letters shall be prepared and delivered by the Servicer in accordance with applicable law and the Transfer Instructions. The parties shall cooperate to accomplish such notification in a timely and efficient manner as will best facilitate the assumption by the Servicer of the servicing responsibilities. The form of the Goodbye Letters and Hello Letters to be sent to Mortgagors shall be approved by the Owner and the Servicer before mailing.
     (b) The Owner shall notify, or cause to be notified, all Insurers, by overnight or registered mail, that all insurance premium billings for the Mortgage Loans must be sent to the Servicer. Additionally, the Owner shall, prior to the applicable Effective Date, obtain the written consent of any Insurers that have the contractual right to approve the assumption of the servicing responsibilities by the Servicer.
     (c) The Owner, with the reasonable assistance of the Servicer, shall notify the applicable taxing authorities (except as such is handled through the tax service company on any tax service contracts procured by the Servicer) of the assumption of the servicing responsibilities by the Servicer and include instructions to deliver all notices and tax bills to the Servicer or the applicable tax service provider, as the case may be, from and after the Effective Date.
     (d) The Owner shall notify all attorneys who, on the Effective Date, are providing legal services to or on behalf of the Owner in connection with pending foreclosure or litigation involving one or more of the Mortgage Loans, of the transfer of the servicing function with respect to the Mortgage Loans to the Servicer.
     (e) The costs and expenses related to the notices required to be provided under Subsections (b), (c) and (d) above shall be paid by the Owner. Each of Owner and Servicer shall be responsible for their respective costs incurred in connection with subsection (a) above.

Section 4.16 Restoration of Mortgaged Property.
     The Servicer need not obtain the approval of the Owner prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Customary Servicing Procedures. For claims greater than $15,000, at a minimum the Servicer shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:
     (i) The Servicer shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;
     (ii) the Servicer shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics’ and materialmen’s liens;
     (iii) the Servicer shall verify that the Mortgage Loan is not in default; and
     (iv) pending repairs or restoration, the Servicer shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.
     If the Owner is named as an additional loss payee, the Servicer is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Owner.
Section 4.17 Maintenance of PMI Policy; Claims.
     With respect to each Mortgage Loan with an LTV in excess of 80%, the Servicer shall maintain or cause the Mortgagor to maintain in full force and effect a PMI Policy insuring the portion over 78% until terminated pursuant to the Homeowners Protection Act of 1998, 12 UCS §4901, et seq. In the event that such PMI Policy shall be terminated other than as required by law, the Servicer shall obtain from another Qualified Insurer a comparable replacement policy, with a total coverage equal to the remaining coverage of such terminated PMI Policy. If the insurer shall cease to be a Qualified Insurer, the Servicer shall determine whether recoveries under the PMI Policy are jeopardized for reasons related to the financial condition of such insurer, it being understood that the Servicer shall in no event have any responsibility or liability for any failure to recover under the PMI Policy for such reason. If the Servicer determines that recoveries are so jeopardized, it shall notify the Owner and the Mortgagor, if required, and obtain from another Qualified Insurer a replacement insurance policy. The Servicer shall not take any action which would result in noncoverage under any applicable PMI Policy of any loss which, but for the actions of the Servicer would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Servicer shall promptly notify the insurer under the related PMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such PMI Policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such PMI Policy. If such PMI Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement PMI Policy as provided above.

     In connection with its activities as servicer, the Servicer agrees to prepare and present, on behalf of itself and the Owner, claims to the insurer under any PMI Policy in a timely fashion in accordance with the terms of such PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Servicer under any PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.
Section 4.18 Privacy.
     In connection with servicing of Mortgage Loans hereunder, the Servicer shall comply, and cause its third party service providers to comply, with the Privacy Requirements, subject to the applicability of such Privacy Requirements to the Servicer as the result of the Servicer’s provision of the services under this Agreement. The foregoing obligation to comply with the Privacy Requirements may include the following: (A) the Servicer shall not disclose any Customer Information to any person or entity, other than to the extent necessary to carry out the Servicer’s express obligations under the Agreement, and for no other purpose. The Servicer shall ensure that each person or entity to whom or to which the Servicer intends to disclose Customer Information shall, prior to any such disclosure of information, agree to: (i) keep confidential any such Customer Information, (ii) use or disclose such Customer Information only to the extent necessary to carry out the Servicer’s express obligations under this Agreement: (B) the Servicer shall not use Customer Information for any purpose, including but not limited to the marketing of products or services to, or the solicitation of business from the Mortgagors. The Servicer may use the Customer Information to the extent necessary to carry out the Servicer’s express obligations under the Agreement and as required by state or federal law or regulation. The Servicer may also use the Customer Information as expressly permitted by the Owner in writing, to the extent that such express permission is in accordance with the Privacy Requirements; (C) the Servicer shall assess, manage, and control (and cause its service providers to assess, manage and control) risks relating to the security and confidentiality of Customer Information, shall implement the standards relating to such risks in the manner set forth in the FFIEC Interagency Guidelines Establishing Standards for Safeguarding Customer Information set forth in 12 CFR Parts 30, 208, et al, and shall maintain at all times an Information Security Program; (D) without limiting the scope of the above, the Servicer shall use at least the same physical and other security measures to protect all Customer Information in the Servicer’s possession or control, as the Servicer uses for its own confidential and proprietary information; and (E) the Servicer shall deliver a privacy notice during the term of this Agreement if required of the Servicer by law or regulation in compliance with Privacy Requirements.
Section 4.19 Compliance with REMIC Provisions.
     If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, the Servicer shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on “contribution” to a REMIC set forth in Section 860G(d) of the Code unless the Servicer has received an Opinion of Counsel (at the expense of the party seeking to take such actions) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.”
ARTICLE V
PAYMENTS TO THE OWNER
Section 5.01 Distributions.
     (a) On each Remittance Date, the Servicer shall remit to the Owner of record on the preceding Record Date (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date (net of the other charges against or withdrawals from the Custodial Account pursuant to Section 4.05(ii)-(x)), plus (ii) the aggregate amount of P&I Advances, if any, minus (iii) any amounts attributable to Principal Prepayments received after the expiration of related Principal Prepayment Period (except to the extent that, pursuant to Section 5.03, any funds described in this clause are remitted to Owner in lieu of advances by the Servicer of its own funds), and minus (iv) any amounts that represent early receipts of Monthly Payments due on a Due Date or Due Dates subsequent to the Due Date occurring in the month of such Remittance Date (except to the extent that, pursuant to Section 5.03, any funds described in this clause are remitted to Owner in lieu of advances by the Servicer of its own funds).
     (b) Each remittance pursuant to this Section 5.01 shall be made by wire transfer of immediately available funds to, or by other means of transmission or transfer that causes funds to be immediately available in, the account which shall have been designated by the Owner, for distributions pursuant to Section 5.01(a).
     The Servicer shall ten days prior to the Remittance Date on which the final distribution of funds to Owner is to be made hereunder, notify Owner of the pendency of such distribution and such distribution shall be made to Owner.
Section 5.02 Statements to the Owner.
     Not later than the Business Day immediately following each Remittance Date, the Servicer shall deliver to the Owner: (a)(i) a monthly remittance statement with respect to distributions to the Owner under Section 5.01, and (ii) in the event of a Pass-Through Transfer for which Servicer continues to service any Mortgage Loan, a monthly remittance statement with respect to distributions to such Investor, each in a form set forth on Exhibit H hereto; and (b)(i) a monthly default report with respect to Mortgage Loans owned by the Owner and (b)(ii) in the event of a Pass-Through Transfer for which Servicer continues to service any Mortgage Loan, a monthly default report with respect to Mortgage Loans owned by such Investor.
     In addition, not more than 60 days after the end of each calendar year, upon receipt of written request by the Owner, the Servicer will furnish to each Person who was an Owner at any time during such calendar year, a listing of the principal balances of the Mortgage Loans outstanding at the end of such calendar year.

     The Servicer shall prepare and file any and all tax returns, information statements or other filings required to be delivered to any governmental taxing authority (other than those required to be filed by the Owner) or to the Owner pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby.
Section 5.03 P&I Advances by the Servicer.
     Not later than the close of business on the Business Day preceding each Remittance Date, the Servicer shall from its own funds deposit in the Custodial Account an amount equal to all Monthly Payments (adjusted to the Mortgage Loan Remittance Rate) that were due on the related Due Date and that were delinquent at the close of business on the related Cutoff Date; provided, however, that to the extent there are funds on deposit in the Custodial Account that are not otherwise required to be distributed to the Owner on such Remittance Date, the Servicer may remit such funds in lieu of making advances of its own funds; and further provided that any such funds held for future distribution and so used shall be appropriately reflected in the Servicer’s records and replaced by the Servicer by deposit into the Custodial Account on or before each successive Remittance Date to the extent that funds on deposit in the Custodial Account for the related Remittance Date (determined without regard to P&I Advances required to be made on such Remittance Date) shall be less than the aggregate amount required to be distributed to the Owner pursuant to Section 5.01 on such related Remittance Date. For purposes of this Section 5.03, any Monthly Payment or portion thereof deferred pursuant to Section 4.01 shall be considered delinquent until paid. The Servicer’s obligation to make P&I Advances as to any Mortgage Loan shall continue through the later to occur of (a) the last Monthly Payment due prior to the payment in full of the Mortgage Loan or (b) the Remittance Date following acquisition or disposition of title to the related Mortgaged Property through foreclosure or by delivery of a deed in lieu of foreclosure.
     Notwithstanding the provisions of this Section 5.03, the Servicer shall not be required to make any advance of principal and interest if, in the good faith judgment of the Servicer, such advance of principal and interest will not ultimately be recoverable from the related Mortgagor, from Liquidation Proceeds or otherwise. In such event, the Servicer shall deliver to the Owner an Officer’s Certificate of the Company to the effect that an officer of the Owner has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are Nonrecoverable. In the event that Servicer ceases making P&I advances to the Owner pursuant to this provision, Servicer shall (i) transfer the Mortgage Loan to an actual/actual remittance type for the remaining life of the loan and (ii) remit actual collections on such Mortgage Loan on each subsequent Remittance Date.
ARTICLE VI
GENERAL SERVICING PROCEDURE
Section 6.01 Assumption Agreements.
     The Servicer shall use its best efforts to enforce any “due-on-sale” provision contained in each Mortgage or Mortgage Note to the extent permitted by law and provided that such enforcement would not impair any recovery under any related Primary Insurance Policy. Any assumption fee collected by the Servicer for entering into an assumption agreement shall be treated as Ancillary Income under this Agreement.

Section 6.02 Release of Mortgage Files; Wrongful Satisfaction of Mortgages.
     Upon the payment in full of any Mortgage Loan, the Servicer will prepare and process any required satisfaction or release of the Mortgage and notify the Owner as provided in Section 5.02.
     If the Servicer satisfies or releases the lien of a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage, the Servicer, upon written demand, shall remit to the Owner the then Assumed Principal Balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Servicer shall maintain the Fidelity Bond as provided for in Section 4.13 insuring the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.
Section 6.03 Servicing Compensation.
     As consideration for Servicer’s performance of servicing obligations pursuant to this Agreement and subject to the terms and conditions of this Agreement, Servicer shall, in accordance with the terms of this Agreement, withdraw from the Custodial Account, pursuant to Section 4.05, or otherwise retain the Servicing Compensation With respect to any calendar month and each Mortgage Loan, an amount equal to one-twelfth of the product of the Servicing Fee Rate (.375%) and the Assumed Principal Balance as of the first day of the related Due Period.
     The Servicer shall be entitled to reimbursement for additional services, including
     (a) express and other delivery charges, recordation fees and any other reasonable out-of-pocket expenses incurred by the Servicer with respect to a Mortgage Loan to the extent not ordinary to the servicing function (but not including salaries, rent and other general operating expenses of Servicer normally classified as overhead);
     (b) for preparation and delivery of any special reports, magnetic tapes, disks, or transmission outside the normal monthly accounting reports; and
     (c) to the extent not ordinary to the servicing function, any action taken by the Servicer which the Servicer reasonably determines to be necessary or appropriate in order to protect the rights of the Owner (including property preservation) with respect to any Mortgage Loan, and including Loss Mitigation Activity per Fannie Mae’s then current compensation guidelines.
Section 6.04 Annual Statement as to Compliance.
     The Servicer shall deliver to the Owner, on or before March 31 of each year, beginning March 31, 2004, an Officers’ Certificate stating that (i) a review of the activities of the Servicer during the preceding calendar year and of the Servicer’s performance under this Agreement has been made under such officer’s supervision, and (ii) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such Servicing Officer and the nature and status thereof and the action being taken by the Servicer to cure such default.

Section 6.05 Annual Independent Public Accountants’ Servicing Report.
     On or before March 31 of each year, beginning March 31, 2004, the Servicer, at its expense, shall cause a firm of independent public accountants that is a member of the American Institute of Certified Public Accountants to furnish a statement to the Owner to the effect that such firm has examined certain documents and records relating to the servicing of mortgage loans in the Servicer’s portfolio. On the basis of this examination, the CPA firm will disclose any exceptions or errors relating to the servicing of mortgage loans, as required by paragraph four (4) of “The Uniform Single Audit Program for Mortgage Bankers.”
Section 6.06 Owner’s Right to Examine Servicer Records.
     The Owner shall have the right, at its expense, upon reasonable notice to the Servicer, during business hours or at such other times as might be reasonable under applicable circumstances and on the Servicer’s premises, to examine and audit any and all of the books, records or other information of the Servicer whether held by the Servicer or by another on behalf of the Servicer, which relate to the performance or observance by the Servicer of the terms, covenants or conditions of this Agreement, and to discuss such books, records or other information with an officer or employee of the Servicer who is knowledgeable about the matters contained therein, upon Owner’s reasonable request.
Section 6.07 Rate Adjustment.
     As to each Adjustable Rate Mortgage Loan, the Servicer shall make periodic Mortgage Interest Rate and Monthly Payment adjustments, as applicable, in strict compliance with (i) the terms of the Mortgage and Mortgage Note, (ii) all applicable law, and (iii) Customary Servicing Procedures. Servicer shall establish procedures to monitor the Index in order to ensure that it uses the appropriate value for the Index in determining an interest rate change. Servicer shall execute all and deliver all appropriate notices required by (i) the terms of the Mortgage and Mortgage note, (ii) all applicable law, and (iii) Customary Servicing Procedures regarding such Mortgage Interest Rate adjustments and Monthly Payment adjustments. Upon request by the Owner, Servicer shall deliver to the Owner copies of such adjustment notification, and shall describe the values and methods used to calculate and implement such adjustments. If Servicer fails to make a timely and correct Mortgage Interest Rate adjustment or Monthly Payment adjustment, Servicer shall deposit in the Custodial Account out of its own funds any amounts necessary to satisfy any shortage in the Mortgagor’s Monthly Payment for so long as such shortage continues. In the event the Index, as specified in the related Mortgage Note, becomes unavailable for any reason, Servicer shall select an alternative index, in accordance with the terms of the Mortgage Note provide written notice to the Owner of such alternative index, and such alternative index shall thereafter be the Index for such Mortgage Loan unless otherwise directed by the Owner to select a specified index in accordance with the terms of the Mortgage Loan. The Servicer shall use any alternative index as specified by the Owner so long as such index is in accordance with the terms of the Mortgage Note.
Section 6.08 Maintenance of Licenses and Ratings.
     The Servicer shall, at its own cost and expense, obtain and maintain in good standing without impairment any and all permits, approvals, licenses and registrations, and cause any of its employees to obtain any and all permits, approvals, licenses and registrations, that are necessary for the performance of the Servicing to be provided by the Servicer pursuant to the terms of this Agreement.
Section 6.09 Quality Control.
     The Servicer shall perform quality control and internal audit procedures with respect to the Servicing in accordance with Applicable Requirements. To the extent such procedures include any Mortgage Loan serviced by Servicer hereunder, the Servicer shall share with Owner its quality control, internal audit findings and any third party reports with respect to Mortgage Loans serviced hereunder, including the Servicer’s plans for corrective actions should any be required. Where required, the Servicer shall take prompt corrective action with respect to such findings, including those undisputed and final written findings that Owner may identify through its own internal/third party audit reviews which may involve third party contractors.
Section 6.10 Compliance and Performance Reviews.
     The Owner, its officers, employees and agents, including third-party attorneys and accountants and auditors, and regulatory officials with regulatory authority over the Owner may, from time to time, and at their sole cost and expense, perform reviews, including, but not limited to, onsite visits to ensure that the Servicer is conducting its activities and performing its obligations under this Agreement in accordance with all Applicable Requirements, including, without limitation, the Privacy Requirements. The Servicer shall provide, during normal business hours and upon reasonable advance written notice from the Owner, access to such documents, books, reports, policies and procedures, personnel and systems and other support and assistance as the Owner may reasonably request for the purpose of carrying out such reviews.
Section 6.11 Access to Documents and Employees.
     The Servicer hereby agrees that it shall, at its sole cost and expense, make available, or cause to be made available, to the Owner or any person designated by the Owner, in a timely manner, all documents or materials in the possession of the Servicer that the Owner is required to supply to any federal or state regulatory body with respect to the matters contemplated by this Agreement. In furtherance of the foregoing, the Servicer shall, at its sole cost and expense, make available, or cause to be made available, during normal business hours and upon reasonable advance written notice from the Owner, to the Owner or any person designated by the Owner, resources, including, but not limited to, access to employees, sufficient to respond adequately to any issue or concern raised by such federal or state authorities.
Section 6.12 Notices.
     The Servicer shall give prompt written notice to the Owner of (a) any material action, suit or proceeding instituted by or against the Servicer or any of its subsidiaries related to Mortgage Loans in any federal or state court or before any commission or other regulatory body (federal, state or local, domestic or foreign), or any such proceeding to the Servicer’s knowledge threatened against the Servicer or any of its subsidiaries related to Mortgage Loans in a writing containing the details thereof, including any putative class action complaint involving its servicing of mortgage loans; (b)

the occurrence of any fact or circumstance that would constitute an Event of Default hereunder following the giving the notice or the expiration of any cure period or both; and (c) any notice of facts or circumstances that reasonably could be anticipated to result in a material adverse change in the Servicer’s ability to meet its obligations under this Agreement.
Section 6.13 Contingency Plans.
     The Servicer represents and warrants that it has in place a contingency plan that will enable it to (i) materially perform its servicing obligations within 48 hours in the event its primary location is rendered inoperative as a result of a natural or other disaster or emergency, and once the Servicer relocates to its backup site, it shall make arrangements to provide continued service as stated in this Agreement. The Servicer covenants and agrees to (i) test such contingency plan at least once annually and, upon request of Owner, provide the results of such test to the Owner, and (ii) upon request of Owner, provide the Owner with copies of its operating procedures in the event that such contingency plan is put into effect. If Owner determines in its reasonable discretion, that such contingency plan is inadequate, the Owner shall have the right to make reasonable recommendations consistent with those required by its regulators, and the Servicer shall take commercially reasonable efforts to implement such recommendations.
ARTICLE VII
REPORTS TO BE PREPARED BY SERVICER
Section 7.01 Servicer Shall Provide Access and Information as Reasonably Required.
     The Servicer shall furnish to the Owner the reports specified on Exhibit J and, upon written request, during the term of this Agreement, such periodic, special or other reports or information, whether or not provided for herein, as shall be necessary, reasonable or appropriate with respect to the purposes of this Agreement. The Servicer may negotiate with the Owner for a reasonable fee for providing such report or information, unless (i) the Servicer is required to supply such report or information pursuant to any other section of this Agreement, or (ii) the report or information has been requested in connection with Internal Revenue Service requirements. The Servicer agrees to execute and deliver all such instruments as the Owner, from time to time, may reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.
Section 7.02 Financial Statements.
     The Servicer understands that, in connection with marketing the Mortgage Loans and/or the Servicing Rights, the Owner may make available to a prospective purchaser of the Mortgage Loans a consolidated Statement of Operations of Servicer for the most recently completed five fiscal years for which such a statement is available as well as a Consolidated Statement of Condition at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Servicer, if it has not already done so, agrees to promptly furnish to Owner copies of the statements specified above.
     The Servicer also agrees to make available upon reasonable notice and during normal business hours to any prospective Owner a knowledgeable financial or accounting officer for the purposes of answering questions respecting recent developments affecting the Servicer or the financial statements of the Servicer and to permit upon reasonable notice and during normal business hours any prospective purchaser to inspect the Servicer’s servicing facilities for the purpose of satisfying such prospective purchaser that the Servicer has the ability to service the Mortgage Loans in accordance with this Agreement.
ARTICLE VIII
THE SERVICER
Section 8.01 Indemnification; Third Party Claims.
     The Servicer shall indemnify and hold harmless the Owner, its directors, officers, agents, employees, and assignees (each, an “Owner Indemnified Party”) from and against any costs, damages, expenses (including reasonable attorneys’ fees and costs, irrespective of whether or not incurred in connection with the defense of any actual or threatened action, proceeding, or claim), fines, forfeitures, injuries, liabilities or losses (“Losses”) suffered or sustained in any way by any such Person, no matter how or when arising (including in connection with any judgment, award, or settlement), in connection with or relating to (i) a breach by Servicer of any of its representations and warranties contained in Article III or (ii) a breach by Servicer of any of its covenants and other obligations contained herein (including any failure to service the Mortgage Loans in compliance with the terms hereof); provided, however, that Servicer shall not indemnify Owner for any and all Losses for which Owner is required to indemnify Servicer hereunder.
     The Owner shall indemnify and hold the Servicer, its directors, officers, agents, employees and assignees (each, a “Servicer Indemnified Party”) harmless from and shall reimburse the Servicer for any Losses suffered or sustained in any way by the Servicer, no matter how or when arising (including in connection with any judgment, award, or settlement), in connection with or relating to (directly or indirectly, in whole or in part):
     (i) a breach by the Owner of any of its representations, warranties and covenants under this Agreement, included, without limitation, any representation, warranty and/or covenant with respect to High Cost Loans or Mortgage Loans subject to HOEPA;
     (ii) any limitation on the liability of the Servicer pursuant to Section 8.02 hereof;
     (iii) Servicer’s compliance with the instructions of Owner or Servicer taking and initiating any legal actions with respect to any Mortgage Loans and Mortgaged Properties on behalf of the Owner in the name of Servicer or an affiliate thereof (in each case, unless such action or omission is taken with a standard of care in contravention of any standard of care required under the Agreement and such contravention is the proximate cause of the Loss);
     (iv) any actions or omissions of any former servicer, owner, sub-servicer or originator of a Mortgage Loan or Mortgaged Property (or acts or omissions of any other person or entity) prior to the service transfer date, including without limitation, any data integrity issue (and any related costs of correcting such issues; provided, however, should Servicer have actual knowledge of any data integrity error which is likely to materially affect the servicing of any Mortgage Loan in any of the loan portfolios being serviced under this Agreement, Servicer will take reasonable efforts to correct the error;

     (v) for a period of one year after the applicable Effective Date, the perpetuation by Servicer of the acts or omissions of prior servicers; unless Servicer knew or reasonably should have known consistent with Customary Servicing Procedures that such acts or omissions violate Applicable Requirements or the requirements of Servicer under this Agreement;
     (vi) any outstanding Servicing Advance or P&I Advance as to which Servicer is not reimbursed in accordance with Article IV hereof;
     (vii) Owner and/or any prior servicer’s failure to comply with Servicer’s Transfer Instructions; or
     (viii) the refusal of Owner or any trustee or custodian in possession of an original Mortgage loan Document to provide Servicer the originals of any Mortgage Loan Documents within a reasonable amount of time after a request for such documents has been received in order to allow Servicer sufficient time to process satisfaction, payoffs and releases.
Notwithstanding the foregoing, Owner shall not indemnify Servicer for any Losses for which Servicer is required to indemnify Owner hereunder. The Owner or Servicer required to indemnify under this Section 8.01 (the “Indemnitor”) shall immediately (i) notify the Owner or Servicer Indemnified Party if a claim is made by a third party with respect to this Agreement, any Mortgage Loan and/or any REO Property, (ii) assume the defense of any such claim and pay all expenses in connection therewith, including attorneys’ fees, and (iii) promptly pay, discharge and satisfy any judgment, award, or decree that may be entered against it or the Indemnified Party in respect of such claim. Nothing contained herein shall prohibit the Owner Indemnified Party or Servicer Indemnified Party, at its expense, from retaining its own counsel to assist in any such proceedings or to observe such proceedings; provided that neither party shall be obligated to pay or comply with any settlement to which it has not consented. All amounts required to be paid or reimbursed by the Indemnitor hereunder shall be paid or reimbursed as and when incurred by the Owner or Servicer Indemnified Party, upon demand therefore by such Owner Indemnified Party or Servicer Indemnified Party.
Section 8.02 Limitation on Liability
     Neither the Servicer nor any of the officers, employees or agents of the Servicer shall be under any liability to the Owner for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement or in accordance with applicable law, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Servicer or any such person against any breach of warranties or representations made herein, or failure to perform the Servicer’s obligations in compliance with the provisions of this Agreement, or any liability which would otherwise be imposed by reason of negligence or any breach of the terms and conditions of this Agreement. The Servicer and any officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by the Owner respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the

Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expenses or liability.
Section 8.03 Merger or Consolidation of the Servicer.
     The Servicer shall keep in full effect its existence, rights and franchises as a corporation, and shall preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or the ability of the Servicer to perform its duties under this Agreement.
     Any Person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer hereunder, shall be the successor of the Servicer hereunder without the execution or filing of any paper or any further act on the part of either of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) that is qualified to service mortgage loans on behalf of Fannie Mae or Freddie Mac and (ii) that has a net worth of not less than $15,000,000.

ARTICLE IX
DEFAULT
Section 9.01 Events of Default.
     Event of Default, whenever used herein, means any one or more of the following events:
     (i) any failure by either Party to remit to the other Party any payment required to be made under the terms of this Agreement that continues unremedied for a period of two days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been received by the defaulting Party from the non-defaulting Party; or
     (ii) any failure on the part of either Party duly to observe or perform in any material respect any other of the covenants or agreements on the part of such Party, or a breach of the representations and warranties of such Party in any material respect, set forth in this Agreement that continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been received by the defaulting Party from the non-defaulting Party; or
     (iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a trustee in bankruptcy, conservator, receiver or liquidator in any bankruptcy, reorganization, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against a Party and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or
     (iv) with respect to Servicer only, the Servicer ceases to meet the qualifications of a Fannie Mae/Freddie Mac servicer and such approvals are not reinstated within thirty (30) days; or
     (v) failure by a Party to maintain the material licenses to do business in any jurisdiction where the Mortgaged Property is located, but only to the extent such non-qualification materially and adversely affects such Party’s ability to perform its obligations hereunder.
     If an Event of Default shall occur, then so long as such Event of Default shall not have been remedied, the non-defaulting Party may, by notice in writing to the defaulting Party, in addition to whatever rights the non-defaulting Party may have at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the defaulting Party under this Agreement; provided, however, if the defaulting Party is the Owner, the effective date of termination shall be the earlier of ninety (90) days and the effective date that a successor shall have assumed the Servicer’s responsibilities and obligations hereunder in the manner provided in Section 11.01, but not less than thirty (30) days after notice of termination is delivered to the Owner. Termination of this Agreement by the Servicer shall not impair the Owner’s right, title and interest in and to the Mortgage Loans. Further, if the defaulting party is the Owner, Owner shall be required to pay all reasonable costs and expenses associated with the transfer of the servicing function upon termination by Servicer. If the Event of Default involves the Servicer, on or after the receipt by the

Servicer of such written notice subject to any effective date specified therein, but subject to any applicable right to be reimbursed for undisputed outstanding Servicing Advances, P&I Advances, Servicing Fees, and amounts otherwise due to Servicer under this Agreement, all authority and power of the Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01, it being specifically understood and agreed that an element of damages to the Owner in the event of termination and transfer shall include the difference between the Servicing Compensation and the negotiated fee for servicing charged by the successor servicer, which negotiated fee with the successor servicer shall be reasonable and customary fee to secure quality servicing of the portfolio in full compliance with this Agreement. Any transfer of the servicing obligations pursuant to this paragraph shall not release or otherwise reduce, waive, modify or diminish the liabilities of the defaulting Party to the non-defaulting Party hereunder. Upon written request from the Owner, the Servicer shall prepare, execute and deliver, any and all documents and other instruments, place in such successor’s possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the sole expense of the defaulting Party; provided, however, that the Servicer shall not have to pay the cost to complete the transfer and endorsement or assignment of the Mortgage Loans if it does not have record title thereto. The Servicer shall cooperate with the Owner and such successor in effecting the termination of the Servicer’s responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts (less any amounts due the Servicer pursuant to the terms of this Agreement) which shall at the time be credited by the Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.
ARTICLE X
TERMINATION; RECONSTITUTION
Section 10.01 ( Reserved )
Section 10.02 Termination Without Cause
     (a) The Owner may, at its sole option, terminate with respect to some or all of the Mortgage Loans, any rights the Servicer may have hereunder, without cause, upon sixty (60) days prior written notice and the payment to the Servicer of the purchase price paid by Servicer for the Servicing Rights with respect to each of the affected Mortgage Loans.
     It is understood and agreed that the foregoing termination fee, and the “deboarding fee” included within the definition of Servicing Compensation, are intended to cover all of Servicer’s costs and expenses associated with the transfer of the servicing function upon termination pursuant to this Section 10.02(a) for the transfer responsibilities set forth on Exhibit I hereto, including without limitation, the forwarding by Servicer to any successor servicer, by overnight mail for the thirty (30) day period immediately following the transfer and thereafter by respect to the Mortgage Loan or the Mortgaged Property. The termination fee shall not cover the costs of (1) any MERS transfer fee, necessitated by or payable in connection with the transfer of the servicing function, or (2) retrieval and physical delivery of the Mortgage Loan Servicing Files to the successor servicer by a vendor selected by the Owner. Such costs shall be payable by the Owner. Notwithstanding anything contained herein to the contrary, in the event that there are costs and expenses associated with such transfer of the servicing function in addition to those costs and expenses associated with the Servicer responsibilities set forth in Exhibit I and with the Owner responsibilities set forth in this Section 10.02, the parties agree to negotiate in good faith to allocate responsibility for such costs and expenses in a fair and reasonable manner.
     Upon such termination, any right of the Servicer to the Servicing Compensation with respect to the affected Mortgage Loans shall terminate on the Effective Termination Date (as defined below), except as otherwise provided herein. Any such notice of termination shall be in writing and delivered to the Servicer by Owner as provided in Section 11.07 of this Agreement. Owner shall not adversely select the Mortgage Loans with respect to which this Agreement is terminated such that the costs and burdens of servicing pursuant to this Agreement are materially increased.
     Termination pursuant to this Section 10.02(a) shall be effective on the date on which the Servicer transfers all responsibilities, rights, duties and obligations under this Agreement to the successor appointed pursuant to Section 11.01 and sixty (60) days from the date of notice of termination (for purposes of this Section 10.02(a) only, the “Effective Termination Date.”).
     (b) Following twelve (12) months after the applicable Effective Date, Servicer may terminate, at its sole option, the Agreement with respect to some or all of the Mortgage Loans or REO Property, without cause. Such termination shall not become effective until the earlier of: (i) one hundred twenty (120) days after the date on which notice of termination is provided by the Servicer in writing and delivered to the Owner by registered mail, or (ii) a successor shall have assumed the Servicer’s responsibilities and obligations hereunder in the manner provided in Section 11.01. In the event the Servicer terminates the Agreement without cause with respect to some or all of the Mortgage Loans, the Owner shall not be required to pay to the Servicer the applicable deboarding fee included within the definition of Servicing Compensation and Servicer shall pay all its costs and expenses of transfer; provided, however, that the Servicer shall be entitled to reimbursement of the Servicing Advances in the same timeframe as if Servicer had not terminated this Agreement.
     (c) If Owner or its employees appear on or are members of any organization that appears on any government list, including, but not limited to, the Control List prepared by the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury, then Servicer may take all measures authorized under applicable law and may, by giving written notice thereof to Consultant, terminate this Agreement upon the date specified in the notice, which date may be the date of the notice.
Section 10.03 Removal of Mortgage Loans From Inclusion Under This Agreement
     The Servicer and the Owner agree that with respect to some or all of the Mortgage Loans, the Owner may effect either:
          (1) one or more Whole Loan Transfers;
          (2) one or more Pass-Through Transfers;

provided, however, that no Mortgage Loan shall be reconstituted more than four (4) times.
     The Servicer and the Owner acknowledge and agree that the Servicer is not obligated hereunder to act as servicer in any Reconstitution that is inconsistent with the provisions of this Section 10.03 . The Owner is not obligated hereunder to offer the Servicer the opportunity to act as servicer in any Reconstitution; provided however that in the event the Owner does not offer such opportunity to the Servicer the Owner will pay to the Servicer an amount equal to the purchase price paid by the Servicer for the Servicing Rights with respect to each of the affected Mortgage Loans.
     The Servicer shall reasonably cooperate with the Owner in connection with any Whole Loan Transfer or Pass-Through Transfer contemplated by the Owner pursuant to this Section 10.03, provided, however, that under no circumstances and in no event shall such cooperation include any act of the Servicer or any event affecting the Servicer that would materially increase the Servicer’s liabilities or obligations beyond those liabilities and obligations contained in this Agreement (except as otherwise set forth in this Section 10.03).
     In connection with any Reconstitution in which the Owner and the Servicer have agreed that the Servicer shall act as the servicer in the Reconstitution, the Owner shall deliver any agreement (the “Reconstitution Agreement”) or other document related to the Whole Loan Transfer or Pass Through Transfer to the Servicer at least 10 Business Days prior to such transfer; the Servicer’s refusal to cooperate with Owner based on late delivery of such documents shall result in no liability to the Servicer. Such Reconstitution Agreement may, in the Owner’s discretion, contain contractual provisions not set forth in this Agreement, including, but not limited to, (i) customary certificate payment delays, (ii) servicer advance requirements for the advancing of delinquent scheduled payments of principal and interest through liquidation (unless deemed non-recoverable), (iii) servicer obligations to pay compensating interest for prepayment interest shortfalls (to the extent of the monthly servicing fee payable to the servicer), (iv) representations and warranties (dated as of the Reconstitution Date) of the Servicer conforming in all material respects to the representations and warranties in this Agreement, and (v) such provisions with regard to servicing responsibilities, investor reporting, segregation and deposit of principal and interest payments, custody of the Mortgage Loans, and other provisions that conform to secondary market standards for mortgage-backed securities backed by mortgage loans similar to the Mortgage Loans or as may be required by one or more Rating Agencies. The Servicer shall promptly review such Reconstitution Agreement and/or related documents, and provided that such Reconstitution Agreement contains servicing provisions substantially similar to those herein or otherwise acceptable to the Servicer in its sole discretion, shall execute such Reconstitution Agreement and/or related documents. The Servicer’s refusal to execute any Reconstitution Agreement or related documents may be based on any provision that materially (a) increases the liability of the Servicer and/or (b) affects Servicer’s profitability from that contemplated herein. The Owner hereby agrees to reimburse the Servicer for reasonable out-of-pocket expenses incurred by the Servicer that relate to reviewing and commenting on the Reconstitution Agreement for such Whole Loan Transfer or Pass-Through Transfer. Any cooperation from the Servicer in connection with any Whole Loan Transfer or Pass-Through Transfer contemplated by this Section shall include, upon request by the Owner, delivery of a legal opinion relating to the Servicer substantially similar to that attached hereto as Exhibit L and the furnishing of customary information for use in an offering document for such Pass-Through Transfer, for Pass-Through Transfers of this type, relating to the Servicer and its servicing practices and portfolio, which in form and substance is reasonably acceptable to the Servicer (the “Servicer Information”). The Servicer shall indemnify the Owner, each Affiliate of the Owner participating in any such Reconstitution and each Person who controls the Owner or such Affiliate, and their respective officers and directors, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that each of them may sustain arising directly from Servicer Information; provided, however, that any numerical information regarding Servicer, including delinquency statistics, appearing in table format or otherwise, is confirmed by an independent accounting firm selected by Servicer at the Owner’s expense. The Owner shall indemnify the Servicer and each Person who controls the Servicer or such Affiliate and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any Reconstitution other than any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that each of them may sustain as a result of the Servicer Information.
     If requested by the Owner in connection with any Reconstitution, the Servicer and the Owner shall execute a letter agreement setting forth the indemnification obligations set forth in this Section 10.03. In the event that the Servicer is not the master servicer, servicer or sub-servicer with respect to a Reconstitution, any and all reasonable costs, fees and expenses incurred by Servicer in connection with the foregoing shall be reimbursed by Owner after receipt of an invoice therefor. Any execution of a subservicing agreement or pooling and servicing agreement by the Servicer shall be conditioned on the Servicer receiving servicing compensation that is reasonably acceptable to Servicer based on providing reasonably equivalent economic value to the total Servicing Compensation under this Agreement. Notwithstanding any provision to the contrary in this Agreement, in the event that the Servicer is the master servicer, servicer or sub-servicer with respect to a Reconstitution, the Owner agrees that in such Reconstitution any servicing performance termination triggers shall be approved by the Servicer in its reasonable discretion; provided, that in the event that the Servicer does not approve any servicing performance termination triggers, the Owner shall, with respect to the Reconstitution, have the right to terminate the Servicer hereunder (a “Servicing Performance Trigger Termination”) and designate a successor servicer to act as master servicer, servicer or sub-servicer upon payment to the Servicer of the purchase price paid by the Servicer for the Servicing Rights with respect to each of the affected Mortgage Loans .
     All Mortgage Loans not sold or transferred pursuant to a Whole Loan Transfer or Pass-Through Transfer shall be subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

ARTICLE XI
MISCELLANEOUS PROVISIONS
Section 11.01 Successor to the Servicer.
     Prior to termination of the Servicer’s responsibilities and duties under this Agreement pursuant to Section 8.03, 9.01, or 10.02, the Owner shall (i) succeed to and assume all of the Servicer’s responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of Servicer’s responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Owner may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree. The Servicer shall discharge its duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence that it is obligated to exercise under this Agreement.
     Any successor appointed as provided herein shall execute, acknowledge and deliver to the Servicer and to the Owner an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, with like effect as if originally named as a party to this Agreement. No termination of the Servicer or this Agreement shall affect any claims that the Owner may have against the Servicer or that Servicer may have against Owner arising prior to any such termination or resignation.
     The Servicer shall timely deliver to its successor the funds in the Custodial Account and the Escrow Account (less any amounts to which the Servicer is entitled pursuant to the terms of this Agreement) and all Mortgage Loan Servicing Files and related documents and statements held by it hereunder and the Servicer shall account for all funds. The Servicer shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, including without limitation, the requirements set forth in Exhibit I hereto. Servicer and Owner shall be liable for the costs and expenses associated with the transfer of the servicing function as set forth throughout this Agreement.
     Upon a successor’s acceptance of appointment as such, the Servicer shall notify by mail the Owner of such appointment.
Section 11.02 No Waiver.
     No delay or omission by either party in exercising any right or remedy hereunder shall operate as a waiver or estoppel thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The failure at any time or times hereafter to require strict performance by either party of any of the provisions, terms and conditions contained in this Agreement, or any other agreement, document or instrument now or hereafter executed by the parties, shall not waive, affect, or diminish any right of the other party hereafter to demand strict compliance or performance therewith and with respect to any provisions, terms and conditions contained in such agreements, documents and instruments at any other time, and waiver of any default shall not waive or affect any other default, whether prior or subsequent thereto, and whether of the same or a different type. None of the warranties, conditions, provisions, and terms contained in this Agreement or any other agreement, document or instrument now or hereafter executed by the parties shall be deemed to have been waived by any act or knowledge of a party, its agents, officers or employees, unless the other party is so advised by written instrument signed by an elected officer of said party and is directed to the other party specifying each waiver.
Section 11.03 Amendment.
     This Agreement may be amended only by written agreement signed by the Servicer and Owner hereunder.
Section 11.04 No Solicitations.
     Servicer agrees that it will not take any action or permit or cause any action to be taken by Servicer, any of its agents or affiliates, or by any independent contractors on Servicer’s behalf, personally, by telephone, the internet, mail, or otherwise, to solicit any Mortgagor either to refinance such Mortgagor’s Mortgage Loan, in whole or in part, or for any other product or service without the prior written consent of the Owner. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagor to refinance such Mortgagor’s Mortgage Loan and the attendant rights, title and interest in and to the list of such Mortgagor and data relating to such Mortgagor’s Mortgage Loans shall be retained by Owner pursuant hereto and Servicer shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by or on behalf of the Servicer or any affiliate of the Servicer which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing, newspaper, radio and television advertisements, website ads, monthly account statements or “VRU” recorded communications or from serving the refinancing needs of a Mortgagor who, without solicitation, contacts the Servicer in connection with the refinance of such Mortgage or Mortgage Loan shall not constitute solicitation under this section. Servicer shall use its best efforts to prevent the sale of the name of any Mortgagor to any person.
Section 11.05 Duration of Agreement.
     This Agreement shall continue in existence and effect until terminated as herein provided.
Section 11.06 Governing Law.
     This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent preempted by Federal law but without regard to principles of conflicts of laws, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.07 Notices.
     Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given if (a) personally delivered, (b) mailed by registered mail, postage prepaid, return receipt requested, and received by the addressee, (c) sent by express courier delivery service and received by the addressee, or (d) transmitted by telex, telecopy or telegraph and confirmed by a writing delivered by means of (a), (b) or (c), to: (i) in the case of the Servicer, 100 Witmer Road, Horsham, PA 19044, ATTN: Executive Vice President of National Loan Administration or such other address as may hereafter be furnished to the Owner in writing by the Servicer, with a copy to the Servicer General Counsel at the same address and (ii) in the case of the Owner, One Belvedere Place, #310, Mill Valley, California, 94941.
Section 11.08 Severability of Provisions.
     If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 11.09 No Partnership.
     Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor and not as agent for the Owner.
Section 11.10 Counterparts.
     This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which shall be deemed to be an original. Such counterparts shall constitute one and the same agreement.
Section 11.11 Successors and Assigns.
     The Servicer may not assign this Agreement or delegate a material portion of its duties hereunder (except to any affiliate or subsidiary of the Servicer) to any transferee servicer without the written consent of Owner, which consent shall not be unreasonably withheld or delayed. Any transferee servicer (including any affiliate or subsidiary of the Servicer) must meet the eligibility requirements for a successor servicer pursuant to Section 8.03 hereof. This Agreement shall inure to the benefit of and be binding upon the Servicer and the Owner and their respective successors and assigns.

Section 11.12 Time of Payment.
     Unless otherwise specifically set forth in this Agreement, any amount due to Owner or Servicer under this Agreement will be due and payable thirty (30) days following receipt by the paying Party of the invoice from the other Party. All amounts will be payable by wire transfer, in accordance with payment instructions provided from time to time.
     Any amount not paid when due as set forth in this Agreement will bear interest until paid at a rate of interest equal to the prime rate established from time to time by The Wall Street Journal, “Money Rates.” If any portion of an amount due to a Party under this Agreement is subject to a bona fide dispute between the Parties, the other Party will pay to that Party on the date such amount is due all amounts not disputed in good faith.
Section 11.13 General Interpretive Principles.
     For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
     (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;
     (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;
     (c) references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs, Clauses and other subdivisions of this Agreement;
     (d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs, Clauses, and other subdivisions;
     (e) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and
     (f) the term “include” or “including” shall mean without limitation by reason of enumeration.
Section 11.14 Entire Agreement.
     Each of the Servicer and the Owner acknowledge that no representations, agreements or promises were made to it by the other party or any of its employees other than those representations, agreements or promises specifically contained herein. This Agreement between the Servicer and the Owner set forth the entire understanding between the parties hereto with respect to the matters set forth herein and shall be binding upon all successors of both parties.

Section 11.15 Force Majeure.
     The Servicer and the Owner shall be excused for the period of any delay in the performance of any obligations under this Agreement when prevented from performing such obligations by cause or causes beyond their reasonable control, including, without limitation, civil commotion, war invasions, rebellion, hostilities, military or usurped power, sabotage, pestilence, riots fire or other casualty or acts of God.
[SIGNATURES CONTAINED ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Servicer and the Owner have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

GMAC MORTGAGE CORPORATION,
Servicer

By:
Name:

Title:

RWT HOLDINGS, INC.,
Owner

By:

Name:

Title:

COMMONWEALTH OF	)

	)	SS.
COUNTY OF	)

     On the                     day of                      before me, a Notary Public in and for said State, personally appeared                      known to me to be                      of GMAC Mortgage Corporation, that executed the within instrument and also known to me to be the person who executed it on behalf of said association, and acknowledged to me that such association executed the within instrument.
     IN WITNESS WHEREOF, I have hereunto set my hand affixed my official seal the day and year in this certificate first above written.

Notary Public

My Commission expires

STATE OF	)

	)	SS.
COUNTY OF	)

     On the                      day of                      before me, a Notary Public in and for said State, personally appeared                      known to me to be a                      of RWT Holdings, Inc., that executed the within instrument and also known to me to be the person who executed it on behalf of RWT Holdings, Inc., and acknowledged to me that RWT Holdings, Inc. executed the within instrument.
     IN WITNESS WHEREOF, I have hereunto set my hand affixed my official seal the day and year in this certificate first above written.

Notary Public

My Commission expires

EXHIBIT A
ELIGIBILITY CRITERIA FOR RESIDENTIAL MORTGAGE LOANS

EXHIBIT B
[RESERVED]

EXHIBIT C
MORTGAGE FILE AND MORTGAGE LOAN SERVICING FILE CONTENTS

EXHIBIT D
TRANSFER INSTRUCTIONS

EXHIBIT E
FORM OF LIMITED CORPORATE RESOLUTION

RESOLUTION OF THE BOARD OF DIRECTORS OF RWT HOLDINGS, INC.
APPOINTMENT OF CERTAIN OFFICERS
FOR PURPOSES OF EXECUTING CERTAIN DOCUMENTS
     WHEREAS, RWT Holdings, Inc. (the “Company”) desires to execute documents necessary to perfect the release of mortgage loans and the initiation of foreclosure actions (the “Releases” and “Foreclosures”) regarding certain Mortgage Loans serviced by GMAC Mortgage Corporation on behalf of RWT Holdings, Inc., and that these Releases and Foreclosures may be best and most efficiently accomplished by the appointment of certain officers of the Company with special power to execute the individual documents to be recorded on behalf of the Company.
     NOW, THEREFORE, BE IT RESOLVED, that the persons named on Exhibit A attached hereto be, and each of them hereby are appointed as officers of the Company to be effective as of the first day of                     , 2003 and terminating upon GMAC Mortgage Corporation’s receipt of the last recorded assignment, as indicated below with full power to execute on behalf of the Company, by actual or facsimile signature, all documents in connection with the Releases and Foreclosures; and
     FURTHER RESOLVED, that the Board is informed and aware that the persons named on Exhibit A attached hereto are employees of GMAC Mortgage Corporation, and that they may from time to time be named as officers by other corporations for purposes similar to that set forth in these resolutions; and
     FURTHER RESOLVED, that the foregoing appointments and grants of power and authority are revocable upon completion of the project related to the Releases and Foreclosures; and the authority of the persons so appointed is specifically and strictly limited to the execution of the specific documents referred to above for the purposes herein authorized; and
     FURTHER RESOLVED, that the foregoing appointments and grants of power and authority shall not be deemed to (i) entitle any of the persons so appointed to receive any compensation or other benefits from the Company or any of its affiliates or (ii) create any employer-employee relationship between the Company or any of its affiliates any such persons; and
     FURTHER RESOLVED, that the Secretary and each Assistant Secretary (other than any Assistant Secretary appointed by these resolutions) of the Company are hereby authorized and directed from time to time to certify copies of these resolutions, the incumbency of the officers appointed pursuant to these resolutions, and the actual facsimile signatures of said officers.

1

CERTIFICATE OF RESOLUTION
     I, THE UNDERSIGNED, Secretary of RWT Holdings, Inc., a                     , having its principal place of business at One Belvedere Place, #300, Mill Valley, California, 94941, hereby certify that the attached is a true copy of a certain resolution duly adopted by the Board of Directors of RWT Holdings, Inc. in accordance with its Bylaws at, and recorded in the minutes of, a meeting of the Board duly held on                     , 2003 as taken from the minutes of the meeting and compared by me with the original of the resolution recorded in the minutes. I further certify that the resolution is in full force and effect and has not been revoked.
     IN WITNESS WHEREOF, I set my hand and caused the seal of                      to be affixed hereto on this            day of                                         , 2003.

Name, title
     Subscribed and sworn to before me this            day of                                         , 2003

Notary Public

My commission expires:

2

Exhibit A

Name	Title to Which Appointed
Kenneth R. Perkins	Vice President
Wesley B. Howland	Vice President
Susan Meier	Vice President
Lionel Antunes	Vice President
Daniel Katella	Vice President
Kathy Fitzgerald	Vice President
Liz Yeranosian	Vice President
Dianna Sandoval	Vice President
Joyce Petty	Vice President
Rosalie Solano	Vice President
Linda Walton	Vice President
Laura Siess	Vice President
Christine Foresmann	Assistant Vice President
Debi Pond	Assistant Vice President
Hilari Spring	Assistant Vice President
Margie Kwaitanowski	Assistant Vice President
Sheryl McNally	Assistant Vice President
Jody Henson	Assistant Vice President
Ryan Carnes	Assistant Vice President
Roberta Pettengill	Assistant Vice President
Vickie Ingamells	Assistant Vice President
Kim Farrell	Assistant Secretary
Lynne Malara	Assistant Secretary
Jenny Brouwer	Assistant Secretary

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EXHIBIT F
CUSTODIAL ACCOUNT LETTER AGREEMENT

To:

(the “Depository”)
     As “Servicer” under the Loan Servicing Agreement, dated as of                     ,                      (the “Agreement”), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as “GMAC Mortgage Corporation, in trust for the Owner -                     Mortgage Loans — Group No.            and various Mortgagors.” All deposits in the account shall be subject to withdrawal there from by order signed by the Servicer. This letter is submitted to you in duplicate. Please execute and return one original to us.

GMAC Mortgage Corporation

By

     The undersigned, as “Depository”, hereby certifies that the above described account has been established under Account Number                                         , at the office of the Depository indicated above, and agrees to honor withdrawals on such account as provided above. The amount deposited at any time in the account will be insured by the Federal Deposit Insurance Corporation to the extent available under applicable law.

(name of Depository)

By

EXHIBIT G
ESCROW ACCOUNT LETTER AGREEMENT

To:

(the “Depository”)
     As “Servicer” under the Loan Servicing Agreement, dated as of                     ,                     Mortgage Loans (the “Agreement”), we hereby authorize and request you to certify that an account exists titled “GMAC Mortgage Corporation, in trust for the Owner as indicated on GMAC Mortgage Corporation’s records and various mortgagors.” All deposits in the account shall be subject to withdrawal there from by order signed by the Servicer. This letter is submitted to you in duplicate. Please execute and return one original to us.

GMAC Mortgage Corporation

By

     The undersigned, as “Depository”, hereby certifies that the above described account has been established under Account Number                                         , at the office of the Depository indicated above, and agrees to honor withdrawals on such account as provided above. The amount deposited at any time in the account will be insured by the Federal Deposit Insurance Corporation to the extent available under applicable law.

(name of Depository)

By:

EXHIBIT H
FORM OF MONTHLY REMITTANCE STATEMENT

EXHIBIT I
SERVICER’S RESPONSIBILITIES UPON TRANSFER OF SERVICING
     With respect to a transfer of servicing responsibilities to a successor servicer, the obligations of the Servicer under Section 11.01 shall consist of the following:
•	furnishing to the successor electronic records in an industry standard format reasonably acceptable to the successor reflecting the status of payments, balances and other pertinent information with respect to the Mortgage Loans as of such date mutually agreed upon by Owner and Servicer, including, but not limited to: (i) master file; (ii) escrow file; (iii) payee file, which includes comprehensive tax and insurance information identifying payee, payee address, next payment due date, next amount payable and policy number/parcel number; (iv) automatic payment draft file, which includes loan identifying information; (v) Adjustable Rate Mortgage Loan master file; (vi) Adjustable Rate Mortgage Loan history; and (vii) any other information reasonably requested by Owner to be furnished to the successor.

•	delivering written notice to: (1) all hazard, flood and earthquake insurance companies and/or their agents, all taxing authorities, flood determination companies and tax servicers and/or their agents, of the transfer of servicing, and (2) any and all mortgage insurance companies providing any Primary Mortgage Insurance Policy of the change in insured’s name on each such policy to Owner’s name in care of the successor.
     With respect to Mortgage Loans secured by Mortgaged Properties located in Federal Emergency Management Agency designated flood areas, as of the date of transfer flood insurance policies will be in full force and effect in the amounts required by Owner under Applicable Requirements.
     As of the date of transfer all Mortgaged Properties will be insured against fire and have extended coverage insurance in the amounts required by Fannie Mae all insurance premiums on such insurance policies will have been paid in a timely manner. Servicer will notify Owner of any fire losses on the Mortgaged Properties where Servicer’s estimate of loss is materially greater than the net recovery from the fire insurance carrier and fire losses on the Mortgaged Properties as to which there is a pending coinsurance claim.
•	transferring all tax service contracts to the successor and providing the successor with an electronic file identifying (i) tax type, payment frequency, payee code, tax amount last paid, next due date, parcel number, and (ii) each such tax contract, if any, by contract number subject to Owner’s payment obligations under Section 2.04 hereof.

•	delivering the “Goodbye Letter” in accordance with applicable law to each related Mortgagor.

•	providing the successor with (a) copies of all assumption agreements generated by or on

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behalf of the Owner within the sixty (60) days preceding such Servicing Transfer Date and (b) a list of all assumptions in process.

•	furnishing electronic copies of all accounting reports relating to the Mortgage Loan as of the related Servicing Transfer Date including, but not limited to, a trial balance and reports of collections, delinquencies, prepayments in full, curtailments, escrow payments, escrow balances, partial payments, partial payment balances and other like information with respect to each Mortgage Loan.

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EXHIBIT J
LIST OF REPORTS

EXHIBIT K
FORM OF CUSTODIAL AGREEMENT

EXHIBIT L
RECONSTITUTION FORM OPINION

[Date]
To the Addresses identified on Schedule A attached hereto
Re:
Ladies and Gentlemen:
     I am associate counsel of GMAC Mortgage Corporation, a Pennsylvania corporation (the “Company”), and have represented the Company in connection with the preparation, execution and delivery of the following documents:
     In this connection, I have examined, or caused to be examined, originals, or copies certified to my satisfaction, of the [                                        ] (collectively, the “Agreements”), and such other documents, certificates and instruments which I have deemed necessary or appropriate in connection with this opinion. As to matters of fact, I have examined and relied upon representations, warranties and covenants of parties to the above documents contained therein and, where I have deemed appropriate, representations or certifications of officers of parties to the Agreements or public officials. In rendering this opinion letter, I have assumed (i) the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to me as copies, (ii) with respect to parties other than the Company, the due authorization, execution and delivery of such documents, and the necessary entity power with respect thereto, and the enforceability of such documents, (iii) the conformity of the Mortgage Loans and the documents set forth in Section [                    ] of the Pooling and Servicing Agreement to the requirements of the Agreements and (iv) that there is not and will not be any other agreement that modifies or supplements the agreements expressed in the Agreements.
     In rendering this opinion letter, I do not express any opinion concerning any law other than the law of the Commonwealth of Pennsylvania and the federal law of the United States, and I do not express any opinion concerning the application of the “doing business” laws. To the extent that any of the matters upon which I am opining herein are governed by laws (“Other Laws”) other than the laws identified in the preceding sentence, I have assumed with your permission and without independent verification or investigation as to the reasonableness of such assumption, that such Other Laws and judicial interpretation thereof do not vary in any respect material to this opinion from the corresponding laws of the Commonwealth of Pennsylvania and judicial interpretations thereof. I do not express any opinion on any issue not expressly addressed below.

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     My opinions set forth below are subject to the qualification that enforceability of each of the respective obligations of the parties under the Agreements is subject to (i) general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, (ii) the availability of equitable remedies, (iii) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the rights of creditors, (iv) implied or express covenants of good faith, and (v) limitations of public policy under applicable securities laws as to rights of indemnity and contribution thereunder. My opinions are subject to the further qualification that enforceability of each of the parties’ respective obligations under the Agreements is subject to the effect of certain laws, regulations and judicial or other decisions upon the availability and enforceability of the remedies of specific performance and self help. Capitalized terms used herein, but not defined herein, shall have the meanings assigned to them in the Agreements.
     Based upon the foregoing, but subject to the assumptions, exceptions, qualifications and limitations herein expressed, I am of the opinion that:
     1. The Company is duly incorporated and validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania and has the requisite power to own its properties, to conduct its business as presently conducted by it and to enter into and perform its obligations under the respective Agreements to which it is a party.
     2. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company, and, assuming the authorization, execution and delivery by the other parties thereto (other than the Company), is the legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms.
     The opinions set forth herein are intended solely for the benefit of the addressees hereof in connection with the transactions contemplated herein and shall not be relied upon by any other person or for any other purpose without my prior written consent. Except for reproductions for inclusion in transcripts of the documentation relating to the transactions contemplated herein, this opinion may not be copied or otherwise reproduced or quoted from, in whole or in part, without my prior written consent.

Very truly yours,

By:
Name:
Title:	Corporate Counsel,
GMAC Mortgage Corporation

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EXECUTION
REGULATION AB COMPLIANCE ADDENDUM
Dated as of January 1, 2006
between
GMAC MORTGAGE, LLC (successor in interest to GMAC MORTGAGE
CORPORATION)
and
RWT HOLDINGS, INC.
to the
LOAN
SERVICING AGREEMENT,
Dated as of February 1, 2004

     REGULATION AB COMPLIANCE ADDENDUM (the “Reg AB Addendum”), dated as of January 1, 2006, by and between RWT Holdings, Inc. (the “Owner”) and GMAC Mortgage, LLC, a Delaware limited liability company, successor in interest to GMAC Mortgage Corporation, (the “Servicer”), to that certain Loan Servicing Agreement, dated as of February 1, 2004, by and between the Owner and GMAC Mortgage Corporation (the “Existing Agreement”). The Servicer agrees to be bound by the Existing Agreement as if it was a party thereto on the date the same was executed. The Owner accepts the conversion of the Servicer from a Pennsylvania corporation to a Delaware limited liability company.
WITNESSETH
     WHEREAS, the Owner and the Servicer have agreed to, subject to the terms and conditions of this Reg AB Addendum, adopt an addendum to the Existing Agreement to reflect the intention of the parties to comply with Regulation AB. The Existing Agreement shall be referred to herein as “the Agreement”.
     NOW, THEREFORE, in consideration of the mutual promises and mutual obligations set forth here, the Owner and the Servicer hereby agree as follows:
ARTICLE I
DEFINED TERMS
     Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Existing Agreement. The Existing Agreement is hereby amended by adding the following definitions in their proper alphabetical order:
     Commission: The United States Securities and Exchange Commission.
     Servicer Information: As defined in Section 2.07(a).
     Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.
     Exchange Act: The Securities Exchange Act of 1934, as amended.
     Master Servicer: With respect to a Securitization Transaction, the “master servicer”, if any, identified by the Owner and identified in related transaction documents.
     Reconstitution: Any Securitization Transaction or Whole Loan Transfer.
     Reconstitution Agreement: An agreement or agreements entered into by the Servicer and the Owner and/or certain third parties in connection with a Reconstitution with respect to any or all of the Mortgage Loans serviced under the Agreement.
     Regulation AB: Subpart 229.1100 — Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification

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and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.
     Securities Act: The Securities Act of 1933, as amended.
     Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.
     Servicer: As defined in Section 2.03(c).
     Servicing Criteria: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.
     Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Servicer or a Subservicer.
     Subservicer: Any Person that services Mortgage Loans on behalf of the Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Servicer under the Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.
     Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.
ARTICLE II
COMPLIANCE WITH REGULATION AB
     Section 2.01. Intent of the Parties; Reasonableness.
     The Owner and the Servicer acknowledge and agree that the purpose of Article II of this Addendum is to facilitate compliance by the Owner and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission.
     Neither the Owner nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that

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required under the Securities Act). The Servicer acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Owner, any Master Servicer or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Servicer shall cooperate fully with the Owner and any Master Servicer to deliver to the Owner (including any of its assignees or designees), any Master Servicer and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Owner, any Master Servicer or any Depositor to permit the Owner, such Master Servicer or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Servicer or any Subservicer and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Owner or any Depositor to be necessary in order to effect such compliance.
     The Owner (including any of its assignees or designees) shall cooperate with the Servicer by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Owner’s reasonable judgment, to comply with Regulation AB.
     The Owner and the Servicer agree that the provisions set forth in Article II shall only apply to Securitization Transactions that close on or after January 1, 2006. However, delivery by the Servicer of an Attestation under Section 2.05 of this Reg AB Addendum shall be deemed to comply with the requirement under Section 6.05 of the Existing Agreement to deliver an Annual Independent Public Accountants’ Servicing Report.
     In the event that (i) the Servicer does not reasonably believe that certain information requested under this Article II is required to be disclosed pursuant to Regulation AB, and (ii) the Servicer has not provided such information for any of its own securitizations, the Owner shall pay all reasonable documented costs incurred by the Servicer in connection with the preparation and delivery of such information and the Servicer shall promptly deliver such information after expiration of a reasonable period of time for establishing the necessary systems and procedures to produce such information.
     Section 2.02. Additional Representations and Warranties of the Servicer.
     (a) The Servicer hereby represents to the Owner, any Master Servicer and any Depositor, as of the date on which information is first provided to the Owner, any Master Servicer or any Depositor under Section 2.03 that, except as disclosed in writing to the Owner, such Master Servicer or such Depositor prior to such date: (i) the Servicer is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Servicer; (ii) the Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as servicer has been disclosed or reported by the Servicer; (iv) no material

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changes to the Servicer’s policies or procedures with respect to the servicing function it will perform under the Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Servicer’s financial condition that could have a material adverse effect on the performance by the Servicer of its servicing obligations under the Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Servicer or any Subservicer ; and (vii) there are no affiliations, relationships or transactions relating to the Servicer or any Subservicer with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.
     (b) If so requested by the Owner, any Master Servicer or any Depositor on any date following the date on which information is first provided to the Owner or any Depositor under Section 2.03, the Servicer shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.
     Section 2.03. Information to Be Provided by the Servicer.
     In connection with any Securitization Transaction the Servicer shall (i) make best efforts within five Business Days, but no less than ten Business Days, following request by the Owner or any Depositor, provide to the Owner and such Depositor, to the extent not previously provided, (or cause each Subservicer to provide), in writing and in form and substance reasonably satisfactory to the Owner and such Depositor, the information and materials specified in paragraphs (a), (b), (c) and (f) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Servicer, provide to the Owner and any Depositor (in writing and in form and substance reasonably satisfactory to the Owner and such Depositor) the information specified in paragraph (d) of this Section.
     (a) If so requested by the Owner or any Depositor, the Servicer shall provide such information regarding the Servicer, as servicer of the Mortgage Loans, and each Subservicer (each of the Servicer and each Subservicer, for purposes of this paragraph, a “Servicer”), as is requested for the purpose of compliance with Item 1108, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:
     (A) the Servicer’s form of organization;
     (B) a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under the Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Owner or any Depositor, to any analysis of the servicing of the

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Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:
     (1) whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;
     (2) the extent of outsourcing the Servicer utilizes;
     (3) whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;
     (4) whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and
     (5) such other information as the Owner or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;
     (C) a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under the Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;
     (D) information regarding the Servicer’s financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Servicer of its servicing obligations under the Agreement or any Reconstitution Agreement;
     (E) information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

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     (F) a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;
     (G) a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts;
     (H) information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience;
     (I) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Servicer;
     (J) a description of any affiliation or relationship between the Servicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Servicer by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

(1)	the sponsor
(2)	the Depositor
(3)	the issuing entity;
(4)	any servicer;
(5)	any trustee;
(6)	any originator;
(7)	any significant obligor;
(8)	any enhancement or support provider; and
(9)	any other material transaction party.
     (b) for the purpose of satisfying reporting obligations under the Exchange Act with respect to any class of asset-backed securities, the Servicer shall (or shall cause each Subservicer to) (i) provide prompt notice to the Owner, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Servicer or any Subservicer, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Servicer or any Subservicer and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to any Securitization Transaction, (C) any Event of Default under the terms of the Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Servicer, and (E) the Servicer’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Servicer’s obligations under the Agreement or any Reconstitution Agreement and (ii) provide to the Owner and any Depositor a description of such proceedings, affiliations or relationships.
     (c) As a condition to the succession to the Servicer or any Subservicer as servicer or

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subservicer under the Agreement or any Reconstitution Agreement by any Person (i) into which the Servicer or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer or any Subservicer, the Servicer shall provide to the Owner, any Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Owner and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Owner and such Depositor, all information reasonably requested by the Owner or any Depositor in order to comply with reporting obligations under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.
     (d) In addition to such information as the Servicer, as servicer, is obligated to provide pursuant to other provisions of the Agreement or this Addendum not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Servicer or any Subservicer, the Servicer or such Subservicer, as applicable, shall (but only to the extent the Servicer or such Subservicer has knowledge), provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):
     (i) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a) (11) of Regulation AB); and
     (ii) information regarding any material pool asset changes (such as, additions substitutions or repurchases (Item 1121 (a) (14) of Regulation AB).
     (e) The Servicer shall provide to the Owner, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Owner or any Subservicer or the Owner or the Owner’s or such Subservicer’s performance hereunder.
     Section 2.04. Servicer Compliance Statement.
     On or before March 15 of each calendar year, commencing in 2007, the Servicer shall deliver to the Owner, any Depositor and any Master Servicer a statement of compliance addressed to the Owner, such Depositor and such Master Servicer and signed by an authorized officer of the Servicer, to the effect that (i) a review of the Servicer’s activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under the Agreement and any applicable Reconstitution Agreement during such period has been made under such officer’s supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such

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failure known to such officer and the nature and the status thereof.
     Section 2.05. Report on Assessment of Compliance and Attestation.
     (a) On or before March 15 of each calendar year, commencing in 2007, the Servicer shall:
     (i) deliver to the Owner ,any Depositor and any Master Servicer a report (in form and substance reasonably satisfactory to the Owner, such Depositor and such Master Servicer) regarding the Servicer’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Owner, such Depositor, and such Master Servicer and signed by an authorized officer of the Servicer, and shall address each of the applicable Servicing Criteria specified on of Exhibit B hereto (wherein “Investor” shall mean the Master Servicer on behalf of the trust);
     (ii) deliver to the Owner, any Depositor and any Master Servicer a report of a registered public accounting firm reasonably acceptable to the Owner, such Depositor and such Master Servicer that attests to, and reports on, the assessment of compliance made by the Servicer and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;
     (iii) cause each Subservicer, and each Subcontractor determined by the Servicer pursuant to Section 2.06(b) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Owner, any Depositor and any Master Servicer an assessment of compliance and accountants’ attestation as and when provided in paragraphs (a) and (b) of this Section; and
     (iv) deliver, and cause each Subservicer and Subcontractor described in Clause (iii) to deliver, to the Owner, any Depositor, any Master Servicer and any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification in the form attached hereto as Exhibit A.
     The Servicer acknowledges that the parties identified in clause (a)(iv) above may rely on the certification provided by the Servicer pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.
     (b) Each assessment of compliance provided by a Subservicer pursuant to Section 2.05(a)(iii) shall address each of the applicable Servicing Criteria specified on Exhibit B hereto or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment. An assessment of compliance provided by a Subcontractor pursuant to Section

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2.05(a)(iii) need not address any elements of the Servicing Criteria other than those specified by the Servicer pursuant to Section 2.06.
     Section 2.06. Use of Subservicers and Subcontractors.
     The Servicer shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Servicer as servicer under the Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (a) of this Section. The Servicer shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Servicer as servicer under the Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (b) of this Section.
     (a) It shall not be necessary for the Servicer to seek the consent of the Owner, any Depositor or any Master Servicer to the utilization of any Subservicer. The Servicer shall cause any Subservicer used by the Servicer (or by any Subservicer) for the benefit of the Owner and any Depositor to comply with the provisions of this Section and with Sections 2.02, 2.03(c) and (e), (f) and (g), 2.04, 2.05 and 2.07 of this Addendum to the same extent as if such Subservicer were the Servicer, and to provide the information required with respect to such Subservicer under Section 2.03(d) of this Addendum. The Servicer shall be responsible for obtaining from each Subservicer and delivering to the Owner and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 2.04, any assessment of compliance and attestation and other certification required to be delivered by such Subservicer under Section 2.05 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 2.05 as and when required to be delivered.
     (b) It shall not be necessary for the Servicer to seek the consent of the Owner, any Depositor or any Master Servicer to the utilization of any Subcontractor. The Servicer shall promptly upon request provide to the Owner, any Depositor (or any designee of the Depositor, such as a Master Servicer or administrator) a written description (in form and substance satisfactory to the Owner and such Depositor) of the role and function of each Subcontractor utilized by the Servicer or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.
     As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Servicer shall cause any such Subcontractor used by the Servicer (or by any Subservicer) for the benefit of the Owner and any Depositor to comply with the provisions of Sections 2.05 and 2.07 of this Addendum to the same extent as if such Subcontractor were the Servicer. The Servicer shall be responsible for obtaining from each Subcontractor and delivering to the Owner and any Depositor any assessment of compliance and attestation and the other certifications required to be delivered by such Subcontractor under Section 2.05, in each case as and when required to be delivered.
     Section 2.07. Indemnification; Remedies.

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     (a) The Servicer shall indemnify the Owner, each affiliate of the Owner, and each of the following parties participating in a Securitization Transaction (and each shall be an “Owner Indemnified Party”): each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial Owner, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:
     (i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under this Article II by or on behalf of the Servicer, or provided under this Article II by or on behalf of any Subservicer or Subcontractor (collectively, the “Servicer Information”), or (B) the omission or alleged omission to state in the Servicer Information a material fact required to be stated in the Servicer Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Servicer Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Servicer Information or any portion thereof is presented together with or separately from such other information;
     (ii) any breach by the Servicer of its obligations under this Article II, including particularly any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article II, including any failure by the Servicer to identify pursuant to Section 2.06(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;
     (iii) any breach by the Servicer of a representation or warranty set forth in Section 2.02(a) or in a writing furnished pursuant to Section 2.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Servicer of a representation or warranty in a writing furnished pursuant to Section 2.02(b) to the extent made as of a date subsequent to such closing date;
provided, however, that in no event shall the Servicer be liable for any consequential, indirect or punitive damages, whatsoever, whether in contract, tort (including negligence and strict liability) or

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an other legal or equitable principle; provided, however, that such limitation shall not be applicable with respect to third party claims made against the Owner.
     (b) The Owner shall indemnify the Servicer, each Person who controls the Servicer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing (each, a “Servicer Indemnified Party), and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that nay of them may sustain arising out of or based upon any untrue statement contained or alleged to be contained in any filing with the Commission or the omission or alleged omission to state in any filing with the Commission a material fact required to be stated or necessary to be stated in order to make the statement therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement, alleged untrue statement, omission, or alleged omission arose out of or was based upon any information or statement, other than the Servicer Information, in a filing with the Commission.
     (c) (i) The indemnification provided for in Sections 2.07(a) and (b) shall survive the termination of this Reg AB Addendum or any party to this Reg AB Addendum.
          (ii) If the indemnification provided for in Section 2.07(a) is unavailable or insufficient to hold harmless an Owner Indemnified Party, then the Servicer agrees that is shall contribute to the amount paid or payable by such Owner Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Owner Indemnified Party on the one hand and the Servicer on the other.
          (iii) In the case of any failure of performance described in clause (a)(ii) of this Section, the Servicer shall promptly reimburse the Owner, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Servicer, any Subservicer or any Subcontractor.
(d)	(i) Any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article II, including any failure to identify pursuant to Section 2.06(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, or any breach by the Servicer of a representation or warranty set forth in Section 2.02(a) or in a writing furnished pursuant to Section 2.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Servicer of a representation or warranty in a

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writing furnished pursuant to Section 2.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Servicer under the Agreement and any applicable Reconstitution Agreement, and shall entitle the Owner, or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Servicer as servicer under the Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in the Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Servicer (and if the Servicer is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction); provided that to the extent that any provision of the Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Servicer as servicer, such provision shall be given effect. Neither the Owner, any Master Servicer nor any Depositor shall be entitled to terminate the rights and obligations of the Servicer pursuant to this subparagraph (d)(i) if a failure of the Servicer to identify a Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB was attributable solely to the role or functions of such Subcontractor with respect to mortgage loans other than the Mortgage Loans.
     (ii) The Servicer shall promptly reimburse the Owner (or any designee of the Owner, such as a Master Servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Owner (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Servicer as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Owner or any Depositor may have under other provisions of the Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.
     2.08. Interpretation.
     To the extent any provision or requirement of this Reg AB Addendum conflicts with a provision or requirement of the Agreement, the terms of this Addendum shall govern and shall be deemed to supercede the conflicting provision or requirement of the Agreement.
     2.09 Third Party Beneficiary
     For purposes of this Article II, the Master Servicer shall be considered a third-party beneficiary of the Reg AB Addendum, entitled to all the rights and benefits hereof as if it were a direct party to this Reg AB Addendum.
     2.10 Counterparts.
     This Reg AB may be executed in one or more counterparts and by different parties hereto on

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separate counterparts, and each of which, when so executed shall constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

RWT HOLDINGS, INC.

By:

Name:

Title:

GMAC MORTGAGE , LLC

By:

Name:

Title:

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EXHIBIT A
FORM OF ANNUAL CERTIFICATION
Re: The [       ] agreement dated as of [       ], 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]
     I,                                         , the                                           of [NAME OF SERVICER], certify to [the Owner], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:
     (1) I have reviewed the servicer compliance statement of the Servicer provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Servicer’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Servicer during 200[ ] that were delivered by the Servicer to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Servicer Servicing Information”);
     (2) Based on my knowledge, the Servicer Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Servicer Servicing Information;
     (3) Based on my knowledge, all of the Servicer Servicing Information required to be provided by the Servicer under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];
     (4) I am responsible for reviewing the activities performed by the Servicer as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Servicer has fulfilled its obligations under the Agreement in all material respects; and
     (5) The Compliance Statement required to be delivered by the Servicer pursuant to the Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Servicer and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance

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described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.
Date:

By:

Name:

Title:

A-2

EXHIBIT B
SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE
The assessment of compliance to be delivered by [the Servicer] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

APPLICABLE
SERVICING
SERVICING CRITERIA		CRITERIA
Reference	Criteria

General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	✓

1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	✓

1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.

1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	✓

Cash Collection and Administration

1122(d)(2)(i)	Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	✓

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	✓

1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	✓

1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	✓

1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.	✓

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	✓

1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	✓

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APPLICABLE
SERVICING
SERVICING CRITERIA		CRITERIA
Reference	Criteria

Investor Remittances and Reporting

1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.	✓

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	✓

1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	✓

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	✓

Pool Asset Administration

1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	✓

1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	✓

1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	✓

1122(d)(4)(iv)	Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.	✓

1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	✓

1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	✓

1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	✓

1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	✓

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	✓

B-2

APPLICABLE
SERVICING
SERVICING CRITERIA		CRITERIA
Reference	Criteria

1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.	✓

1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	✓

1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	✓

1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	✓

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	✓

1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

B-3

GMAC — SEQUOIA TO TRUSTEE
ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT
For
Loan Servicing Agreement
     THIS ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT, dated as of March 30, 2007, is entered into among Sequoia Residential Funding, Inc. (the “Assignor”), GMAC Mortgage, LLC (successor in interest to GMAC Mortgage Corporation), as the servicer (the “Servicer”), and HSBC Bank USA, National Association (“HSBC Bank”) as Trustee under a Pooling and Servicing Agreement dated as of March 1, 2007 (the “Pooling and Servicing Agreement”), among the Assignor, as Depositor, HSBC Bank (in such Trustee capacity, the “Assignee”) and Wells Fargo Bank, N. A., as Master Servicer and Securities Administrator.
RECITALS
     WHEREAS, RWT Holdings, Inc. (“RWT Holdings”) and the Servicer have entered into a certain Loan Servicing Agreement, dated as of February 1, 2004 (the “Loan Servicing Agreement”), as modified by the Regulation AB Compliance Addendum dated as of January 1, 2006 (the “Reg AB Compliance Addendum,” and together with the Loan Servicing Agreement, the “Loan Servicing Agreement”), and the Servicer is currently servicing certain mortgage loans (the “Mortgage Loans”) under the Loan Servicing Agreement; and
     WHEREAS, RWT has previously sold, assigned and transferred all of its right, title and interest in certain of the Mortgage Loans (the “Specified Mortgage Loans”) which are listed on the mortgage loan schedule attached as Exhibit I hereto (the “Specified Mortgage Loan Schedule”) and its rights under the Loan Servicing Agreement with respect to the Specified Mortgage Loans to Assignor; and
     WHEREAS, the Assignor has agreed to sell, assign and transfer to Assignee all of its right, title and interest in the Specified Mortgage Loans and its right under the Loan Servicing Agreement with respect to the Specified Mortgage Loans; and
     WHEREAS, the parties hereto have agreed that the Specified Mortgage Loans shall be subject to the terms of this Assignment.
     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:
     1. Assignment and Assumption.
     (a) Effective on and as of the date hereof, the Assignor hereby pledges, assigns and transfers to Assignee all of its right, title and interest in the Specified Mortgage Loans as to servicing and all of its rights (but none of the Owner’s obligations) provided under the Loan Servicing Agreement to the extent relating to the Specified Mortgage Loans, the Assignee hereby accepts such assignment from the Assignor, and the Servicer hereby acknowledges such assignment and assumption.

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     (b) Effective on and as of the date hereof, the Assignor represents and warrants to the Assignee that the Assignor has not taken any action that would serve to impair or encumber the Assignee’s interest in the Specified Mortgage Loans since the date of the Assignor’s acquisition of the Specified Mortgage Loans.
          2. Recognition of the Assignee.
     From and after the date hereof, the Servicer shall recognize the Assignee as the holder of the rights and benefits of the Owner with respect to the Specified Mortgage Loans and the Servicer will service the Specified Mortgage Loans for the Assignee as if the Assignee and the Servicer had entered into a separate servicing agreement for the servicing of the Specified Mortgage Loans in the form of the Loan Servicing Agreement (as modified by Appendix A hereto) (the “Successor LSA”) with the Assignee as the Owner thereunder, which Successor LSA is incorporated in and made a part of this Assignment. It is the intention of the parties hereto that the Successor LSA will be treated as a separate and distinct servicing agreement between the parties hereto to the extent of the Specified Mortgage Loans and shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto.
3. Assignor’s Continuing Rights and Responsibilities.
Notwithstanding Sections 1 and 2 above, the parties hereto agree that Assignor rather than Assignee shall have the ongoing rights and responsibilities of the Owner under the following sections of the Loan Servicing Agreement:

Section	Matter
4.01, 3rd ¶	(a) Standards of Servicer.

4.02	(b) Liquidation of Mortgage Loans; Servicing Advances and Foreclosure.

4.14, 1st, 2nd and 6th ¶’s	(c) Title, Management and Disposition of REO Property.

6.06	(d) Owner’s Right to Examine Servicer Records.

7.01	(e) The Servicer Shall Provide Access and Information as Reasonably Required.

7.02, 2nd ¶	(f) Financial Statements.

8.01	(g) Indemnification; Third-Party Claims.

2.07 of Reg AB Compliance Addendum	(h) Indemnification; Remedies.

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Section	Matter
8.02	(i) Limitation on Liability.

11.04	(j) No Solicitations.

11.11	(k) Successor and Assigns.
In addition, the Servicer agrees to furnish to Assignor as well as to the Assignee and the Master Servicer copies of reports, notices, statements and other communications required to be delivered by the Servicer pursuant to any of the sections of the Loan Servicing Agreement referred to above and under the following sections, at the times therein specified:

Section
4.09	(a) Transfer of Accounts.

4.14, 5th and 6th ¶’s	(b) Title, Management and Disposition of REO Property.

5.02	(c) Statements to Owner.

5.03	(d) P&I Advances by the Servicer.

2.03 of Reg AB Compliance Addendum	(e) Information to Be Provided by the Servicer.

2.04 of Reg AB Compliance Addendum	(f) Servicer Compliance Statement

2.05 of Reg AB Compliance Addendum	(g) Report on Assessment of Compliance and Attestation
     4. Successor LSA.

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          The Successor LSA includes the Loan Servicing Agreement as modified by Appendix A hereto and is made a part of this Assignment.
5.	Representations and Warranties.

(a) The Assignee represents and warrants that it is executing solely in its capacity as Trustee and it is acquiring the interest at the direction of the Depositor and for the benefit of the Certificateholders (as defined in the Pooling and Servicing Agreement), and that it has not relied in connection therewith upon any statements or representations of the Servicer or the Assignor other than those contained in the Successor LSA or this Assignment.

(b) Each of the parties hereto represents and warrants that it is duly and legally authorized to enter into this Assignment.

(c) Each of the parties hereto represents and warrants that this Assignment has been duly authorized, executed and delivered by it and (assuming due authorization, execution and delivery thereof by each of the other parties hereto) constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

6.	Continuing Effect.
Except as contemplated hereby, the Loan Servicing Agreement shall remain in full force and effect in accordance with its terms.
7.	Governing Law.
This Assignment and the rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania.
8.	Notices.
Any notices or other communications permitted or required under the Loan Servicing Agreement to be made to the Assignor and the Assignee shall be made in accordance with the terms of the Loan Servicing Agreement and shall be sent to the Assignor and the Assignee as follows:
Sequoia Residential Funding, Inc.
One Belvedere Place, Suite 330
Mill Valley, CA 94941
HSBC Bank USA, National Association
452 Fifth Avenue
New York, NY 10018
or to such other address as may hereafter be furnished by the Assignor or the Assignee to the other parties in accordance with the provisions of the Loan Servicing Agreement.

9.	Counterparts.

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This Assignment may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

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10.	Definitions.
Any capitalized term used but not defined in this Assignment has the same meaning as in the Loan Servicing Agreement.
11.	Master Servicer.
     The Servicer hereby acknowledges that the Assignee has appointed Wells Fargo Bank, N. A. (the “Master Servicer”) to act as master servicer and securities administrator under the Pooling and Servicing Agreement and hereby agrees to treat all inquiries, instructions, authorizations and other communications from the Master Servicer as if the same had been received from the Trustee. The Master Servicer, acting on behalf of the Assignee, shall have the rights of the Assignee as the Owner under the Successor LSA to enforce the obligations of the Servicer thereunder. Any notices or other communications permitted or required under the Loan Servicing Agreement to be made to the Assignee shall be made in accordance with the terms of the Loan Servicing Agreement and shall be sent to the Master Servicer at the following address:
Wells Fargo Bank, N. A.
P.O. Box 98
Columbia, Maryland 21046
(or, for overnight deliveries, 9062 Old Annapolis Road, Columbia, Maryland 21045)
Attention: Sequoia Mortgage Trust 2007-1
or to such other address as may hereafter be furnished by the Master Servicer to Servicer. Any such notices or other communications permitted or required under the Loan Servicing Agreement may be delivered in electronic format unless manual signature is required in which case a hard copy of such report or communication shall be required.
     The Servicer further acknowledges that the Assignor has engaged the Master Servicer to provide certain default administration and that the Master Servicer, acting as agent of the Assignor, may exercise any of the rights of the Owner retained by the Assignor in Section 3 above.
     The Servicer shall make all distributions under the Successor LSA, as they relate to the Specified Mortgage Loans, to the Master Servicer by wire transfer of immediately funds to:
Wells Fargo Bank, NA
San Francisco, CA
ABA# 121-000-248
Acct# 3970771416
Acct Name: SAS Clearing
FFC: 50996600
[remainder of page intentionally left blank]

9

IN WITNESS WHEREOF, the parties hereto have executed this Assignment the day and year first above written.

SEQUOIA RESIDENTIAL FUNDING, INC.

By:

Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION

By:

Name:
Title:

SERVICER:
GMAC MORTGAGE, LLC

By:

Name:
Title:

10

EXHIBIT I

APPENDIX A
LOAN SERVICING AGREEMENT
1.	Section 4.04, first sentence of the last paragraph is revised to read as follows:
“The Servicer may invest the funds in the Custodial Account in Eligible Investments designated in the name of the Servicer or its nominee, and held in trust for HSBC Bank USA, National Association, as Trustee, under the Pooling and Servicing Agreement dated March 1, 2007, which shall mature not later than the Business Day next preceding the Remittance Date next following the date of such investment (except that (i) any investment in the institution with which the Custodial Account is maintained may mature on such Remittance Date and (ii) any other investment may mature on such Remittance Date if the Servicer shall advance funds on such Remittance Date, pending receipt thereof to the extent necessary to make distributions to the Owner) and shall not be sold or disposed of prior to maturity.”
2.	Section 5.02 of the Loan Servicing Agreement is hereby revised by replacing the first paragraph thereof with the following:
“Not later than the tenth (10th) calendar day of each month, the Servicer shall deliver to the Owner a monthly remittance statement in the current reporting format mutually agreed to by the Servicer and the Master Servicer and containing the data in Exhibit 1 attached hereto or other mutually agreeable data. In addition, and if readily available, the Servicer agrees to provide to the Master Servicer any other data with respect to the Mortgage Loans as may reasonably be required to enable the Master Servicer to perform its obligations under the Pooling and Servicing Agreement. The Servicer may negotiate with the Owner for a reasonable fee, payable to the Servicer by the Owner, for providing such other data, unless (i) the Servicer is required to supply such report or information pursuant to any other section of this Agreement, or (ii) the report or information has been requested in connection with Internal Revenue Service requirements.”
3.	Section 9.01 of the Loan Servicing Agreement is hereby revised by adding a sentence at the end to read as follows:
“Notwithstanding anything to the contrary in this Section or any other Section of this Agreement, in the event the defaulting party is the Owner, the Servicer shall not be entitled to terminate the rights of the Owner hereunder or to terminate the Servicer’s obligation to service the Mortgage Loans in accordance with this Agreement.”
4.	Section 10.02(b) of the Loan Servicing Agreement is hereby deleted in its entirety.

5.	Notwithstanding anything to the contrary in the Loan Servicing Agreement, any Custodial Account established by the Servicer pursuant to Section 4.04 of the Loan Servicing Agreement shall qualify as an Eligible Account as defined in the Pooling and Servicing Agreement.

6.	Notwithstanding anything to the contrary in the Loan Servicing Agreement, the definition of

Eligible Investments is hereby deleted in its entirety and replaced by the definition of Permitted Investments from the Pooling and Servicing Agreement.

7.	Section 2.03(b) of the Reg AB Compliance Addendum is hereby deleted in its entirety and replaced with the following (changes are in italics):

“ (b) for the purpose of satisfying reporting obligations under the Exchange Act with respect to any class of asset-backed securities, the Servicer shall (or shall cause each Subservicer to) (i) provide prompt notice to the Owner, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Servicer or any Subservicer, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Servicer or any Subservicer and any of the parties specified in clause (J) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to any Securitization Transaction, (C) any Event of Default under the terms of the Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Servicer, and (E) the Servicer’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Servicer’s obligations under the Agreement or any Reconstitution Agreement and (ii) provide to the Owner and any Depositor a description of such proceedings, affiliations or relationships.”
     8. The second sentence of Section 2.06(b) of the Reg AB Compliance Addendum is deleted and replaced in its entirety by the following (changes in italics):
     “The Servicer shall promptly upon request provide to the Owner, any Depositor (or any designee of the Depositor, such as a Master Servicer or administrator) a written description (in form and substance satisfactory to the Owner, the Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Servicer or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.”

EXHIBIT 1

FORM OF MONTHLY	Standard Loan Level File Layout –
REPORTS	Master Servicing
Exhibit 12A: Layout

Column Name	Description	Decimal	Format Comment	Max Size
Each file requires the following fields:
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 20 digits	20

LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10

SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10

SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11

NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6

NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6

SERV_FEE_RATE	The servicer’s fee rate for a loan as reported by the Servicer.	4	Max length of 6	6

SERV_FEE_AMT	The servicer’s fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11

NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11

NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6

ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6

ACTL_BEG_PRIN_BAL	The borrower’s actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11

ACTL_END_PRIN_BAL	The borrower’s actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11

BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower’s next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10

SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11

SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10

CURT_ADJ_AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11

SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11

SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10

CURT_ADJ_AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11

Exhibit 1: Continued	Standard Loan Level File Layout

Column Name	Description	Decimal	Format Comment	Max Size
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11

SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10

CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11

PIF_AMT	The loan “paid in full” amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11

PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY Action Code Key:	10
			15=Bankruptcy, 30=Foreclosure, , 60=PIF,
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.		63=Substitution, 65=Repurchase,70=REO	2

INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11

SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11

NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11

LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11

Plus the following applicable fields:
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11

SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11

SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle — only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11

SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer — only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11

ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle — only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11

ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer — only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11

PREPAY_PENALTY_AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11

PREPAY_PENALTY_WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11

Exhibit 1: Continued	Standard Loan Level File Layout

Column Name	Description	Decimal	Format Comment	Max Size
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10

MOD_TYPE	The Modification Type.		Varchar — value can be alpha or numeric	30

DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

BREACH_FLAG	Flag to indicate if the repurchase of a loan is due to a breach of Representations and Warranties		Y=Breach N=NO Breach Let blank if N/A	1

Exhibit 2: Monthly Summary Report by Single Investor
MONTHLY SUMMARY REPORT

For Month Ended:	mm/dd/yyyy	Servicer Name

Prepared by:	Investor Nbr
Section 1. Remittances and Ending Balances — Required Data

Beginning	Ending	Total Monthly	Total Ending Unpaid	Total Monthly Principal
Loan Count	Loan Count	Remittance Amo	Principal Balance	Balance
0	0	$0.00	$0.00	$0.00

Principal Calculation
1. Monthly Principal Due	+	$0.00

2. Current Curtailments	+	$0.00

3. Liquidations	+	$0.00

4. Other (attach explanation)	+	$0.00

5. Principal Due		$0.00

6. Interest (reported “gross”)	+	$0.00

7. Interest Adjustments on Curtailments	+	$0.00

8. Servicing Fees	–	$0.00

9. Other Interest (attach explanation)	+	$0.00

10. Interest Due (need to subtract ser fee)		$0.00

Remittance Calculation
11. Total Principal and Interest Due (lines 5+10)	+	$0.00

12. Reimbursement of Non-Recoverable Advances	–	$0.00

13. Total Realized gains	+	$0.00

14. Total Realized Losses	–	$0.00

15. Total Prepayment Penalties	+	$0.00

16. Total Non-Supported Compensating Interest	–	$0.00

17. Other (attach explanation)		$0.00

18. Net Funds Due on or before Remittance Date	$	$0.00

Section 2. Delinquency Report — Optional Data for Loan Accounting
Installments Delinquent

Total No.	Total No.				In	Real Estate	Total Dollar
of	of	30-	60-	90 or more	Foreclosure	Owned	Amount of
Loans	Delinquencies	Days	Days	Days	(Optional)	(Optional)	Delinquencies
0	0	0	0	0	0	0	$0.00

Section 3. REG AB Summary Reporting — REPORT ALL APPLICABLE FIELDS

REG AB FIELDS	LOAN COUNT	BALANCE
PREPAYMENT PENALTY AMT	0	$0.00
PREPAYMENT PENALTY AMT WAIVED	0	$0.00
DELINQUENCY P&I AMOUNT	0	$0.00

Exhibit 12B: Standard File Layout – Delinquency Reporting
*The column/header names in bold are the minimum fields Wells Fargo must receive from every Servicer

Format
Column/Header Name	Description	Decimal	Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR

LOAN_NBR	A unique identifier assigned to each loan by the originator.

CLIENT_NBR	Servicer Client Number

SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.

BORROWER_FIRST_NAME	First Name of the Borrower.

BORROWER_LAST_NAME	Last name of the borrower.

PROP_ADDRESS	Street Name and Number of Property

PROP_STATE	The state where the property located.

PROP_ZIP	Zip code where the property is located.

BORR_NEXT_PAY_DUE_DATE	The date that the borrower’s next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY

LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)

BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY

BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.

BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.

POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY

BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion		MM/DD/YYYY
For Relief Was Granted.

LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY

LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;

LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY

LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY

FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY

ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY

FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY

FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY

FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY

FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or
dollar signs ($)

EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY

EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY

LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or
dollar signs ($)

LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY

OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or
dollar signs ($)

OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY

REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY

REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY

OCCUPANT_CODE	Classification of how the property is occupied.

PROP_CONDITION_CODE	A code that indicates the condition of the property.

PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY

			Format
Column/Header Name	Description	Decimal	Comment
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY

CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2

REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker’s price opinion or appraisal.	2

If applicable:

DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan

DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.

MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY

MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or
			dollar signs ($)

MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY

MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or
			dollar signs ($)

POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY

POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or
			dollar signs ($)

POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY

POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or
			dollar signs ($)

FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY

FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or
			dollar signs ($)

FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY

FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or
			dollar signs ($)

FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY

FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or
			dollar signs ($)

FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY

FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or
			dollar signs ($)

VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY

VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY

VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or
			dollar signs ($)

MOTION_FOR_RELIEF_DATE	The date the Motion for Relief was filed	10	MM/DD/YYYY

FRCLSR_BID_AMT	The foreclosure sale bid amount	11	No commas(,) or
			dollar signs ($)

FRCLSR_SALE_TYPE	The foreclosure sales results: REO, Third Party, Conveyance to HUD/VA

REO_PROCEEDS	The net proceeds from the sale of the REO property.		No commas(,) or
			dollar signs ($)

BPO_DATE	The date the BPO was done.

CURRENT_FICO	The current FICO score

HAZARD_CLAIM_FILED_DATE	The date the Hazard Claim was filed with the Hazard	10	MM/DD/YYYY
	Insurance Company.

HAZARD_CLAIM_AMT	The amount of the Hazard Insurance Claim filed.	11	No commas(,) or
			dollar signs ($)

HAZARD_CLAIM_PAID_DATE	The date the Hazard Insurance Company disbursed the claim	10	MM/DD/YYYY
	payment.

Format
Column/Header Name	Description	Decimal	Comment
HAZARD_CLAIM_PAID_AMT	The amount the Hazard Insurance Company paid on the claim.	11	No commas(,) or
dollar signs ($)

ACTION_CODE	Indicates loan status		Number

NOD_DATE			MM/DD/YYYY

NOI_DATE			MM/DD/YYYY

ACTUAL_PAYMENT_PLAN_START_DATE			MM/DD/YYYY

ACTUAL_PAYMENT_ PLAN_END_DATE

ACTUAL_REO_START_DATE			MM/DD/YYYY

REO_SALES_PRICE			Number

REALIZED_LOSS/GAIN	As defined in the Servicing Agreement		Number
Exhibit 2: Standard File Codes – Delinquency Reporting
The Loss Mit Type field should show the approved Loss Mitigation Code as follows:
•	ASUM-Approved Assumption

•	BAP- Borrower Assistance Program

•	CO- Charge Off

•	DIL- Deed-in-Lieu

•	FFA- Formal Forbearance Agreement

•	MOD- Loan Modification

•	PRE- Pre-Sale

•	SS- Short Sale

•	MISC- Anything else approved by the PMI or Pool Insurer
NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.
The Occupant Code field should show the current status of the property code as follows:
•	Mortgagor

•	Tenant

•	Unknown

•	Vacant
The Property Condition field should show the last reported condition of the property as follows:
•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes – Delinquency Reporting, Continued
The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes – Delinquency Reporting, Continued
The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

Exhibit 12C: Calculation of Realized Loss/Gain Form 332– Instruction Sheet
NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.
The numbers on the 332 form correspond with the numbers listed below.
Liquidation and Acquisition Expenses:
1.	The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.	The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.	Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.	Complete as applicable. Required documentation:

*	For taxes and insurance advances – see page 2 of 332 form — breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

*	For escrow advances — complete payment history (to calculate advances from last positive escrow balance forward)

*	Other expenses — copies of corporate advance history showing all payments

*	REO repairs > $1500 require explanation

*	REO repairs >$3000 require evidence of at least 2 bids.

*	Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

*	Unusual or extraordinary items may require further documentation.

13.	The total of lines 1 through 12.
  Credits:
14-21.	Complete as applicable. Required documentation:

*	Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

*	Copy of EOB for any MI or gov’t guarantee

*	All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.
 Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.
 Total Realized Loss (or Amount of Any Gain)
23.	The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Exhibit 3A: Calculation of Realized Loss/Gain Form 332

Prepared by:	Date:

Phone:	Email Address:

Servicer Loan No.

Servicer Name

Servicer Address

WELLS FARGO BANK, N.A. Loan No.
Borrower’s Name:
Property Address:
Liquidation Type:            REO Sale            3rd Party Sale            Short Sale            Charge Off
Was this loan granted a Bankruptcy deficiency or cramdown           Yes            No
If “Yes”, provide deficiency or cramdown amount

Liquidation and Acquisition Expenses:
(1) Actual Unpaid Principal Balance of Mortgage Loan	$	(1)
(2) Interest accrued at Net Rate		(2)
(3) Accrued Servicing Fees		(3)
(4) Attorney’s Fees		(4)
(5) Taxes (see page 2)		(5)
(6) Property Maintenance		(6)
(7) MI/Hazard Insurance Premiums (see page 2)		(7)
(8) Utility Expenses		(8)
(9) Appraisal/BPO		(9)
(10) Property Inspections		(10)
(11) FC Costs/Other Legal Expenses		(11)
(12) Other (itemize)		(12)
Cash for Keys__________________________		(12)
HOA/Condo Fees_______________________		(12)
______________________________________		(12)

Total Expenses	$	(13)

Credits:
(14) Escrow Balance	$	(14)
(15) HIP Refund		(15)
(16) Rental Receipts		(16)
(17) Hazard Loss Proceeds		(17)
(18) Primary Mortgage Insurance / Gov’t Insurance		(18a) HUD Part A
		(18b) HUD Part B
(19) Pool Insurance Proceeds		(19)
(20) Proceeds from Sale of Acquired Property		(20)
(21) Other (itemize)		(21)
_________________________________________		(21)

Total Credits	$	(22)
Total Realized Loss (or Amount of Gain)	$	(23)

Escrow Disbursement Detail

Type
(Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest